Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

ALPINE ENERGY ACQUISITIONS, LLC,

AS BUYER

APPROACH RESOURCES INC.,

AND

CERTAIN SUBSIDIARIES OF APPROACH RESOURCES INC.,

AS SELLERS,

AND JOINED IN FOR CERTAIN PURPOSES BY

ALPINE ENERGY CAPITAL, LLC

Dated as of February 4, 2020

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS2

Section 1.1Definitions2

Section 1.2Other Capitalized Terms18

Section 1.3Interpretive Provisions20

ARTICLE 2 PURCHASE AND SALE21

Section 2.1The Assets21

Section 2.2Excluded Assets23

Section 2.3Ownership of Production from the Assets; Allocation of Property Costs24

Section 2.4Assumed Obligations25

Section 2.5Excluded Obligations26

Section 2.6Plugging and Abandonment Obligations27

Section 2.7Environmental Obligations28

Section 2.8Assumption of Contracts29

Section 2.9Assignment of Assets Subject to Consent Requirements30

ARTICLE 3 CONSIDERATION31

Section 3.1Purchase Price and Other Consideration31

Section 3.2Adjustments at Closing31

Section 3.3Adjustments after Closing34

Section 3.4Reporting Value of the Assets34

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS34

Section 4.1Organization and Good Standing34

Section 4.2Authority35

Section 4.3Consents35

Section 4.4No Conflict35

Section 4.5Material Assigned Contracts35

Section 4.6Permits, Easements and Surface Rights36

Section 4.7Wells36

Section 4.8AFEs36

Section 4.9Preferential Rights36

Section 4.10Taxes36

Section 4.11Litigation36

Section 4.12Compliance with Applicable Laws37

Section 4.13Environmental Matters37

Section 4.14Suspense Funds37

Section 4.15Imbalances37

Section 4.16Brokers or Finders37

Section 4.17Reserve Reports; Property Records38

Section 4.18Benefit Plans38

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER38

Section 5.1Organization and Good Standing38

Section 5.2Authority38

Section 5.3Consents39

Section 5.4No Conflict39

Section 5.5Bankruptcy39

Section 5.6Litigation39

Section 5.7Brokers or Finders39

Section 5.8Availability of Funds39

Section 5.9Business Use; Bargaining Position; Representation40

Section 5.10Qualification40

Section 5.11Bond Qualifications40

ARTICLE 6 DISCLAIMER OF WARRANTIES40

Section 6.1No Other Representations; Disclaimers40

ARTICLE 7 ACTIONS PRIOR TO THE CLOSING DATE41

Section 7.1Access and Reports41

Section 7.2Preferential Rights43

Section 7.3Casualty Losses44

Section 7.4Operations Prior to the Closing Date45

Section 7.5Updates and Amendments of Exhibits and Schedules46

Section 7.6Financing46

Section 7.7Lease Expirations46

Section 7.8Material Assigned Contracts46

ARTICLE 8 CLOSING AND POST-CLOSING OBLIGATIONS47

Section 8.1Closing Date47

Section 8.2Deliveries by the Sellers47

Section 8.3Deliveries by Buyer48

Section 8.4Delivery of Property Records; Recording48

Section 8.5Post-Closing Access to Property Records49

Section 8.6Governmental Approvals49

Section 8.7Change of Operator Requirements50

Section 8.8Seller Marks50

Section 8.9Payment of Broker’s and Finder’s Fees50

Section 8.10Adequate Assurance and Performance; Security Arrangements50

Section 8.11Further Assurances51

Section 8.12Employee Matters52

ARTICLE 9 BANKRUPTCY COURT MATTERS52

Section 9.1Bankruptcy Court Filings52

Section 9.2Submission to Jurisdiction; Consent to Service of Process53

Section 9.3Bid Procedures54

Section 9.4Back-Up Bidder Commitment54

Section 9.5Sale Free and Clear54

ARTICLE 10 TITLE AND ENVIRONMENTAL MATTERS55

Section 10.1NORM55

Section 10.2Notice of Title Defects; Title Defect Adjustments55

Section 10.3Environmental Defects60

ARTICLE 11 TAXES AND EXPENSES63

Section 11.1Recording Expenses63

Section 11.2Asset Taxes63

Section 11.3Tax Returns63

Section 11.4Tax IRS Form 859464

Section 11.5Transfer Taxes64

ARTICLE 12 CONDITIONS TO CLOSING64

Section 12.1Conditions Precedent to Obligations of Buyer64

Section 12.2Conditions Precedent to Obligations of the Sellers65

Section 12.3Conditions Precedent to Obligations of Buyer and the Sellers65

Section 12.4Frustration of Closing Conditions66

ARTICLE 13 TERMINATION66

Section 13.1Termination66

Section 13.2Procedure Upon Termination67

Section 13.3Effect of Termination67

ARTICLE 14 MISCELLANEOUS69

Section 14.1Survival69

Section 14.2Public Announcements70

Section 14.3Confidentiality70

Section 14.4Expenses70

Section 14.5Notices71

Section 14.6Assignment71

Section 14.7Entire Agreement; Amendment and Waivers72

Section 14.8Injunctive Relief73

Section 14.9Non-Recourse73

Section 14.10Severability74

Section 14.11Counterparts74

Section 14.12Governing Law74

Section 14.13Waiver of Right to Trial by Jury74

Section 14.14Time of Essence74

Section 14.15Waiver of Damages74

Section 14.16Payments75

Section 14.17Exclusive Remedy75

Section 14.18Financing Sources75

Section 14.19Parent Guarantee76

EXHIBITS

Exhibit AA-1 – Leases

A-2 –  Wells and Equipment

A-3 – Permits, Easements and Surface Rights

A-4 – Royalty Interests

A-5 – Mineral Interests

A-6 – Assigned Contracts

A-7 –Allocation of Purchase Price

Exhibit BForm of Assignment

Exhibit CC-1 – Sellers’ Knowledge Persons

C-2 – Buyer’s Knowledge Persons

Exhibit DForm of Sale Order

SCHEDULES

Schedule 2.8(b)Executory Contracts

Schedule 4.3Consents (Sellers)

Schedule 4.4No Conflict

Schedule 4.5Material Assigned Contracts

Schedule 4.7Wells

Schedule 4.8AFEs

Schedule 4.9Preferential Rights

Schedule 4.10Taxes

Schedule 4.14Suspense Funds

Schedule 4.15Imbalances

Section 5.3Consents (Buyer)

Schedule 7.4Operations Prior to the Closing Date

Schedule 8.10(c)Security Arrangements

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated February 4, 2020 (the “Execution Date”), is by and among Alpine Energy Acquisitions, LLC, a Delaware limited liability company (“Buyer”), Approach Resources Inc., a Delaware corporation (the “Company”), Approach Oil & Gas Inc., a Delaware corporation (“Approach O&G”), Approach Resources I, LP, a Texas limited partnership (“Approach LP”), Approach Operating, LLC, a Delaware limited liability company (“Approach Operating”), Approach Services, LLC, a Delaware limited liability company (“Approach Services”, and together with the Company, Approach O&G, Approach LP and Approach Operating, the “Sellers” and each entity individually a “Seller”), and joined in for certain purposes by Alpine Energy Capital, LLC, a Delaware limited liability company (“Parent”).  Each of Buyer, Parent and the Sellers are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Sellers desire to sell to Buyer the Assets and to assign to Buyer the Assumed Obligations, and Buyer desires to purchase from the Sellers the Assets and to assume from the Sellers the Assumed Obligations, in each case upon the terms and conditions set forth in this Agreement (such purchase, sale, assignment and assumption collectively, the “Sale Transaction”);

WHEREAS, the Parties intend to consummate the Sale Transaction through and as part of cases filed under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”, and such cases, the “Chapter 11 Cases”) on November 18, 2019 (the “Petition Date”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer has agreed to purchase, and the Sellers have agreed to sell, the Assets in accordance with Section 363 of the Bankruptcy Code and the Sellers have agreed to assume and assign certain Executory Contracts and/or unexpired Leases to Buyer in accordance with Section 365 of the Bankruptcy Code;

WHEREAS, the Sellers believe, following consultation with their financial advisors and consideration of available alternatives, that, in light of the current circumstances, a sale of certain of the Sellers’ assets as provided herein is necessary to preserve and maximize value, and is in the best interest of the Sellers, their creditors and equity holders;

WHEREAS, the Parties acknowledge and agree that the purchase by Buyer of the Assets, and the assumption by Buyer of the Assumed Obligations, are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of the Sellers or their Affiliates; and

WHEREAS, the execution and delivery of this Agreement and the Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of a final non-appealable Order of the Bankruptcy Court under, inter alia, Section 363 and Section 365 of the Bankruptcy Code.

AGREEMENT

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Definitions

.  The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“AAA Rules” means the Commercial Arbitration Rules of the American Arbitration Association.

“Action” means any action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agent” has the meaning set forth in the Bid Procedures Order.

“Aggregate Deductible” means four percent (4%) of the unadjusted Purchase Price.

“Alternative Transaction” means the Sellers’ sale, transfer or disposition, directly or indirectly, whether by means of an asset sale or otherwise, of any material assets of the Sellers used in the conduct of the Sellers’ business, any material sale of stock, equity or voting interests in any of the Sellers, any material merger, amalgamation, reorganization, restructuring, plan of reorganization, liquidation or refinancing or any other extraordinary corporate transaction directly or indirectly involving the Sellers or a material portion of the Sellers’ Liabilities.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Auction” has the meaning set forth in the Bid Procedures.

“Avoidance Actions” means any of the Sellers’ or the Sellers’ estates’ claims and causes of action arising under Sections 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code or any other similar state or federal law.

“Bid Procedures” means bid procedures in the form attached as Exhibit A to the Bid Procedures Order.

“Bid Procedures Order” means the Order Approving (a) Bid Procedures; (b) the Form and Manner of Notice; (c) the Procedures for Determining Cure Amounts for Executory Contracts and Unexpired Leases; and (d) Granting Related Relief, entered by the Bankruptcy Court as docket entry 184 in the Chapter 11 Cases on January 9, 2020.

“Break-Up Fee” means $5,250,000.00.

“Business” means the business of the Sellers, including the ownership and operation of the Assets.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by Law to close.

“Buyer Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Buyer hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material and adverse effect on the ability of Buyer to consummate the Sale Transaction or perform its obligations under this Agreement.

“Buyer Parties” means Buyer, its Affiliates and the former, current or future equity holders and representatives of each of the foregoing.

“Casualty Loss” means any loss, damage, or destruction of the Assets that occurs during the period between the Execution Date and the Closing for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, flood, terrorism, or other casualty or condemnation taking under the right of eminent domain, but excluding any loss, damage, or destruction as a result of depreciation, ordinary wear and tear, and any change in condition of the Assets for production of Hydrocarbons through normal depletion (which exclusion shall include the watering-out of any Well, collapsed casing, sand infiltration of any Well, or other reservoir changes relating to production issues).

“Claim” means a “claim” as such term is defined in Section 101(5) of the Bankruptcy Code, and any and all demands, losses, Liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for (a) breaches of Contract, (b) loss or damage to property, injury to or death of persons (including illness and disease), and other tortious injury, or (c) violations of applicable Laws, Orders or any other legal right or duty actionable at law or equity.  The term “Claims” also includes reasonable attorneys’ fees, court costs, and other reasonable costs resulting from the investigation or defense of any Claim.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 11, 2019, between the Company and Buyer.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 7, 2014, by and among the Company, as borrower, the Prepetition Agent, and the Prepetition Lenders.

“Cure Cost Cap” means the sum of (a) $100,000.00, plus (b) the amount of any Cure Costs associated with any Executory Contract designated by Buyer as an Assigned Contract after the Execution Date in accordance with Section 2.8(e).

“Defect Claim Date” means on or before 5:00 p.m. (Central Prevailing Time) on the date that is twenty-one (21) days after the Execution Date.

“Defensible Title” means such right, title and interest of the Sellers, which, as of the Effective Date and subject to the Permitted Encumbrances:

(a)with respect to each Well (limited to each currently producing formation for each such Well, and in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A-2), entitles the Sellers to receive not less than the Net Revenue Interest set forth in Exhibit A-2 for such Well, except for (i) decreases in connection with those operations in which the Sellers or their successors or assigns may from and after the Effective Date and in accordance with the terms of this Agreement (or Buyer and its successors and assigns after Closing) elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Date of pools or Units in accordance with this Agreement or after Closing, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries; (iv) changes to the Sellers’ Net Revenue Interests attributable to any step-scale or sliding scale royalty provisions in any federal, state, county oil and gas leases, in each case, to the extent described in Exhibit A-2, and (v) any adjustments to the Sellers’ Net Revenue Interests upon payout or payment of certain cost-recovery burdens (to the extent such after-payout interests are reflected in Exhibit A-2);

(b)with respect to each Well (limited to the currently producing formation for each such Well, and in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A-2), obligates the Sellers to bear not more than the Working Interest of the Sellers set forth in Exhibit A-2 for such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in the Sellers’ Net Revenue Interest;

(c)with respect to each Lease and each Unit, entitles the Sellers to not less than the aggregate Net Mineral Acres set forth in Exhibit A-1, for each such Lease and Units described therein; except for (i) decreases in connection with those operations in which the Sellers or their successors or assigns may from and after the Effective Date and in accordance with the terms of this Agreement (or Buyer and its successors and assigns after Closing) elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the

Effective Date of pools or Units in accordance with this Agreement or after Closing, and (iii) any adjustments upon payout or payment of certain cost-recovery burdens (to the extent such after-payout interests are reflected in Exhibit A-1 or Exhibit A-2); and

(d)is free and clear of all Encumbrances.

“Designation Deadline” means 5:00 p.m., Central Standard Time, on the date that is five (5) Business Days prior to the Closing Date, or such later date as Buyer and the Sellers shall mutually agree and as the Bankruptcy Court may authorize.

“Effective Date” means 12:00 a.m., Central Standard Time, on January 1, 2020.

“Employee Payments” means the sum of (a) the amount of any accrued bonuses or other incentive payments in respect of any performance period that was completed prior to the Closing or still in effect as of the Closing that are payable to Transferred Employees and have not been paid as of the Closing and (b) the employer portion of any Taxes payable in connection with such payments.

“Encumbrance” means any charge, lien (including a “lien” as defined in Section 101(37) of the Bankruptcy Code), Claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, preemptive right, easement, right of way, servitude, restrictive covenant, encroachment, encumbrance, community property interest, third party interest or other restriction or limitation of any kind, whether arising prior to or after the commencement of the Chapter 11 Cases and whether voluntarily incurred or arising by operation of Law.

“Environmental Condition” means a condition that causes any Asset or other property (or a Seller with respect to the Assets) not to be in compliance with or subject to Liability under an Environmental Law.  For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” shall, in each case, not constitute an Environmental Condition, (b) the fact that a pipe is temporarily not in use shall not constitute an Environmental Condition, and (c) the physical condition of any surface or subsurface Equipment, including water or oil tanks, separators or other ancillary equipment of Equipment, shall not constitute an Environmental Condition unless (i) such condition causes or has caused contamination of soil, surface water or groundwater or (ii) is a violation of Environmental Law.

“Environmental Defect” means an Environmental Condition existing on the Execution Date or the Defect Claim Date with respect to any Asset.

“Environmental Laws” means any federal, state, or local Law relating to the prevention of pollution, remediation of contamination, protection of the environment and natural resources, and restoration of environmental quality, including the following federal statutes, their state analogs, and the regulations promulgated thereunder: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Emergency Planning and Community Right-To-Know Act, (c) the Resources Conservation and Recovery Act, (d) the Clean Air Act, (e) the Clean Water Act, (f) the Safe Drinking Water Act, (g) the Oil Pollution Act, and (h) the Toxic

Substances Control Act, as each of the foregoing has been amended and in effect on the Closing Date.

“Equity Interests” means any shares of capital stock of any class, membership interests, participation rights or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of any class, membership interests or participation rights, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock of any class, membership interests or participation rights or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of any class, membership interests or participation rights of the Sellers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account maintained by the Escrow Agent in connection with the Escrow Agreement.

“Escrow Agent” means UMB Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, between the Company, Buyer and the Escrow Agent.

“Excluded Contracts” means any Executory Contracts that Buyer does not duly designate as Assigned Contracts prior to the Designation Deadline in accordance with Section 2.8(c), subject to Section 2.8(d) and Section 2.8(e).

“Executory Contract” means any executory Contract related to the Assets to which a Seller is a party.

“Expense Reimbursement Amount” means $250,000.00.

“Financing Sources” means, other than Buyer or any of its Affiliates, the entities that have directly or indirectly committed to provide or otherwise entered into agreements with Buyer or its Affiliates in connection with the Financing, including the parties to any loan or credit agreement or underwriting (or other definitive documentation) relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, agents, representatives, employees, directors, or officers and their respective successors and assigns.

“FIRPTA Certificate” means a certificate in form and substance reasonably satisfactory to Buyer that complies with Section 1445(b)(2) of the Code and the regulations promulgated thereunder and establishes that a Seller is not a “foreign person” within the meaning of that Section.

“Fraud” means a knowing and intentional misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representation or warranty by a Party in ARTICLE 4 or ARTICLE 5, or in any certificate delivered pursuant to this Agreement (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to enter into this Agreement and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private), (b) any self-regulatory organization, or (c) any political subdivision of any of the foregoing.

“Hard Consent” means a consent with respect to which there is a provision within the applicable instrument expressly stating that an assignment in violation thereof would (or the legal effect under applicable Law would be to) (a) cause the assignment of the Asset(s) affected thereby to Buyer to be void or voidable, (b) cause the termination of, or give the counterparty thereto the express right to terminate, a Lease, Assigned Contract or other applicable instrument under the express terms thereof, or (c) require the payment of specified liquidated damages (unless paid by Buyer, in its sole discretion); provided, however, that (w) consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets, (x) any consents and approvals which cannot be unreasonably withheld by the holder thereof, (y) any consents and approvals that are rendered unenforceable by Sections 363 and 365 of the Bankruptcy Code and the applicable provisions of the Bid Procedures Order and/or the Sale Order and (z) any consents that would be Hard Consents but which consent or approval has been granted in writing prior to the Closing Date, in each case shall not be “Hard Consents”.

“Hazardous Substance” means Hydrocarbons, petroleum and its byproducts, asbestos, per- and polyfluoroalkyl substances (including perfluorooctanoic acid, perfluorooctane sulfonic acid, Gen X, and perfluorobutane sulfonic acid), and any other material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under any Environmental Law or for which Liability can be imposed under any Environmental Law.

“Hydrocarbons” means all oil, gas, minerals, casinghead gas, coalbed methane, condensate, distillate and other liquid and gaseous hydrocarbons of every kind or description, or any combination of the foregoing.

“Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Wells, Leases and Equipment, regardless of whether such overproduction or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Taxes” means any income, franchise and similar Taxes based upon, measured by, or calculated with respect to gross or net income, profits, capital, or similar measures.

“Knowledge” means (a) when used in reference to the Sellers, the actual knowledge after reasonable inquiry of the personnel of the Sellers listed on Exhibit C-1, and (b) when used in reference to Buyer, the actual knowledge after reasonable inquiry of the personnel of Buyer listed on Exhibit C-2.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Assigned Contracts” means, to the extent that they relate to the Assets, the following: (a) any Assigned Contract that can reasonably be expected to result in aggregate payments by or revenues to the Sellers or Buyer with respect to the Assets of more than $17,500.00 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (b) any Assigned Contract that provides for the purchase and sale, exchange, marketing, compression, gathering, transportation, processing or refining of Hydrocarbons, or similar Assigned Contracts (in each case) to which a Seller is a party (or to which any portion of the Assets is subject) with respect to Hydrocarbons from the Assets that is not terminable without penalty on ninety (90) days or less notice (including any Assigned Contract providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production); (c) any Assigned Contract binding upon a Seller to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with a Seller’s surrender or release of any of the Assets (except where any such right of reassignment has been triggered prior to the Effective Date); (d) any Assigned Contracts that would obligate Buyer to drill additional wells or conduct other material development operations after the Closing; (e) any Assigned Contracts that constitute a non-competition agreement or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, the Sellers conducts business, including areas of mutual interest; (f) any Assigned Contracts providing for any call upon, option to purchase, or similar rights with respect to the Assets or to the production therefrom or the processing thereof, or is a dedication of production or otherwise requires production to be transported, processed, or sold in a particular fashion; (g) any Assigned Contract that constitutes a joint or unit operating agreement; (h) any Assigned Contract that constitutes a farmout agreement, partnership agreement, participation agreement, joint venture agreement, or similar Contract, and (i) any Assigned Contract between a Seller and any Affiliate of the Sellers.

“Net Mineral Acres” means, as to each applicable Lease or Unit, the product of (a) the number of gross surface acres of land included or covered by such applicable Lease or Unit,

multiplied by (b) the undivided oil and gas mineral fee interest covered by such applicable Lease or Unit, multiplied by (c) the Sellers’ Working Interest in such applicable Lease or Unit.

“Net Revenue Interest” means, with respect to each applicable Lease or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit A-2), after satisfaction of all other Royalties.

“Order” means any writ, judgment, decree, injunction or similar order, writ, ruling directive or other requirement of the Bankruptcy Court or any other Governmental Authority (in each such case whether preliminary or final).

“Permits” means any permit, license, registration, consent, order, approval, variance, exemption, wavier, franchise, right or other authorization, in each case, of any Governmental Authority relating to the ownership or operation of the Assets.

“Permitted Encumbrances” mean:

(a)any materialman’s, mechanics’, repairman’s, contractors’, operators’, or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets, or the production or processing of Hydrocarbons therefrom, that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, in each case that are not capable of being discharged by the Sale Order;

(b)the terms and conditions of all Leases and Assigned Contracts to the extent the effect of such Leases and Assigned Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of the Sellers with respect to any Well to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Well, (iii) obligate the Sellers to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit A-2 for such Well (unless the Net Revenue Interest of the Sellers for such Well is greater than the Net Revenue Interest set forth in Exhibit A-2, in the same or greater proportion as any increase in such Working Interest), or (iv) operate to reduce the Net Mineral Acres of the Sellers with respect to any Lease or Unit to an amount less than the Net Mineral Acres set forth in Exhibit A-1; provided, however, that any drilling obligations included in Leases or Assigned Contracts will be considered Permitted Encumbrances so long as no Seller is in breach of such obligations;

(c)any Preferential Right described on Schedule 4.9 or any Consent (including Hard Consents) described on Schedule 4.3 or Schedule 4.4;

(d)any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings, in each case that will not be discharged by the Sale Order, and for which adequate reserves have been established to the extent required by GAAP;

(e)any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of any Assets;

(f)any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not individually or in the aggregate interfere in any material respect with the Sellers’ operation of the portion of the Assets burdened thereby or materially detract from the value thereof;

(g)all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, to the extent that the net cumulative effect of such burdens, as to a particular Well, does not operate to reduce the Net Revenue Interest of the Sellers in such Well below that specified in Exhibit A-2;

(h)any defects or irregularities of title as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against the Sellers’ title;

(i)conventional rights of reassignment arising upon surrender or abandonment of any Lease;

(j)rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells or Units included in the Assets and all applicable Laws and Orders of such Governmental Authorities so long as the same have not been applied to decrease the Sellers’ net revenue interest below the net revenue interest specified in Exhibit A;

(k)liens resulting from any failure to maintain any Lease or portion thereof in accordance with its terms to the extent such failure does not decrease the Sellers’ Net Revenue Interest below the Net Revenue Interest specified in Exhibit A;

(l)Imbalances;

(m)Mortgages encumbering the oil, gas and mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset;

(n)any Encumbrance affecting the Assets that is discharged by the Sellers at or prior to Closing;

(o)any Encumbrance or defect that Buyer has affirmatively waived, or is deemed to have waived, pursuant to the terms of this Agreement or Title Defects that were improperly asserted by Buyer prior to the Defect Notice Date;

(p)any matters referenced on Exhibit A-1 or Exhibit A-2; and

(q)any other defects or irregularities of title that would customarily be waived by a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Assets are located.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Phase I Environmental Site Assessment” means a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (for example, Designation E1527-13 or E-2247-16).  For the avoidance of doubt, a Phase I Environmental Site Assessment does not include soil or groundwater sampling or subsurface or other invasive testing of any kind.

“Plan Toggle Right” has the meaning set forth in the Bid Procedures Order.

“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Prepetition Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement.

“Prepetition Lenders” means the lenders party to the Credit Agreement.

“Prevailing Purchaser” has the meaning set forth in the Bid Procedures Order.

“Property Costs” means all actual production and operating costs and expenses, overhead charges under applicable operating agreements, and capital expenditures paid or incurred in connection with the ownership or operation of the Assets (including royalties, minimum royalties, rentals and prepaid charges), but excluding Liabilities, losses, costs, and expenses attributable to:

(a)Claims directly or indirectly arising out of or resulting from (i) actual or claimed personal injury, illness or death, (ii) property damage, (iii) breach of Contract (other than Claims for payments owing under such Contract in the ordinary course of business), (iv) improper calculation, reporting or payment of royalties or (v) rights of action given under any Law, including with respect to any violation of Law;

(b)subject to Section 2.6, obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits;

(c)Claims directly or indirectly arising out of or resulting from actual or claimed contamination of groundwater, surface water, soil or Equipment, and obligations to remediate such contamination;

(d)obligations to balance or furnish make-up Hydrocarbons according to the terms of applicable Hydrocarbon sales, gathering, processing, storage, transportation or similar Contracts;

(e)gas balancing and other production balancing obligations;

(f)obligations to pay revenues, royalties or other amounts payable to third parties with respect to the Assets but held in suspense, including Suspense Funds;

(g)Casualty Losses;

(h)Income Taxes, Asset Taxes and Transfer Taxes; and

(i)any Claims for indemnification, contribution or reimbursement from any third party with respect to Liabilities, losses, costs and expenses of the type described in preceding clauses (a) through (g), whether such claims are made pursuant to Contract or otherwise.

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment (including the abandonment or discharging of barrels, containers and other closed receptacles containing any Hazardous Substance).

“Remediation” means, with respect to any Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required or necessary under Environmental Laws to fully correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to any Environmental Condition asserted in relation to an Environmental Defect Notice, the cost (net to the Sellers’ interest in the Assets) of the lowest cost Remediation of such Environmental Condition that is effective, reasonably available and in full compliance with Environmental Laws; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s or its Affiliates’ employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business in the absence of any Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Buyer or its Affiliates, or (d) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless resulting in a violation of Environmental Laws. The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, to the extent such responses are effective and permitted and allowed under Environmental Laws and, if approval of the relevant Governmental Authorities is required under Environmental Law, acceptable to the relevant Governmental Authorities.

“Reserve Reports” means (a) that certain third-party letter report of DeGolyer and MacNaughton dated February 14, 2019, containing its opinion on the proved reserves attributable to certain properties that the Company represented that it owned as of December 31, 2018, and (b) that certain unaudited reserve report prepared by or on behalf of the Company’s internal reserve engineering staff with respect to certain proved reserves attributable to oil and gas properties owned by the Sellers as of January 1, 2020.

“Royalties” means all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Sale Order” means an Order negotiated by the Parties similar to the form attached as Exhibit D, provided that any change thereto must be reasonably satisfactory to Buyer, the Sellers and the Prepetition Agent, entered by the Bankruptcy Court as described in ARTICLE 9 of this Agreement, which shall contain, among other things, provisions approving the transactions contemplated by this Agreement and shall include the following findings of fact, conclusions of Law and ordering provisions:

(a) find that the notice of sale, and the parties who were served with copies of such notice of sale, were in compliance with Sections 102 and 363 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 9014 and any other applicable provision of the Bankruptcy Code, the Bankruptcy Rules or any local bankruptcy rule governing the sale of assets free and clear of Encumbrances and other interests;

(b) find that all requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the Assets free and clear of Encumbrances and other applicable interests, other than Permitted Encumbrances, have been satisfied;

(c) find that Buyer is a purchaser of the Assets in “good faith” pursuant to Section 363(m) of the Bankruptcy Code, and the sale is entitled to the protections of Section 363(m) of the Bankruptcy Code;

(d) find that Buyer and the Sellers did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(e) find that the consideration provided by Buyer pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Assets;

(f) approve this Agreement and the consummation of the sale upon the terms and subject to the conditions of this Agreement;

(g) order that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Assets to Buyer and shall vest Buyer with title to such assets free and clear of all Encumbrances (except for Assumed Obligations and Permitted Encumbrances);

(h)(i) authorize the Sellers to assume and assign to Buyer each of the Assigned Contracts, and (ii) find that, subject to the terms of the Sale Order and the payment of Cure Costs and provision of adequate assurance of future performance by Buyer, as of the Closing Date, the Assigned Contracts will have been duly assigned to Buyer in accordance with Section 365 of the Bankruptcy Code;

(i) find that neither Buyer nor any of its Affiliates is acquiring any of the Excluded Assets or assuming any of the Liabilities other than Assumed Obligations;

(j) order that the Assigned Contracts will be transferred to, and remain in full force and effect for the benefit of, Buyer, notwithstanding any provision in any such contract or any requirement of applicable Law (including those described in Sections

365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits, conditions, restricts or limits in any way such assignment or transfer;

(k) find that Buyer has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assigned Contracts;

(l) approve any other agreement to the extent provided by this Agreement;

(m) except as expressly set forth in the Sale Order, enjoin and forever bar the non-debtor party or parties to each Assigned Contract from asserting against Buyer or any Affiliate or designee of Buyer:  (i) any default, action, liability or other cause of action existing as of the Closing Date, whether asserted or not, and (ii) any objection to the assumption and assignment of such non-debtor party’s Assigned Contract (except to the extent any such objection was sustained by the Bankruptcy Court);

(n) find that, to the extent permitted by applicable Law, none of Buyer nor any Affiliate of Buyer nor any designee of Buyer is a successor to the Sellers or the bankruptcy estates of the Sellers by reason of any theory of Law or equity, and none of Buyer nor any Affiliate of Buyer nor any designee of Buyer shall assume or in any way be responsible for any liability of the Sellers or the bankruptcy estates of the Sellers, except as otherwise expressly provided in this Agreement or the Sale Order;

(o) provide that the Sellers are authorized to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement;

(p) be made expressly binding (based on language reasonably satisfactory to Buyer) upon any trustee or other estate representative in the event of conversion of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code, or upon appointment of a Chapter 11 trustee in the Chapter 11 Cases;

(q) enjoin assertion of any Liabilities other than Assumed Obligations against Buyer or any of its Affiliates or any assignees, designees, transferees or successors thereof or against any of the Assets;

(r) order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry; and

(s) the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement as between the Sellers and Buyer, and further to hear and determine any and all disputes between the Sellers and/or Buyer, as the case may be, and any non-Seller party to, among other things, any Assigned Contract concerning, among other things, the Sellers’ assumption and assignment thereof to Buyer under this Agreement.

“SEC” means the Securities and Exchange Commission.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, a material adverse effect on (x) the Assets, considered as a whole, or (y) the Sellers’ (i) performance of their obligations under this Agreement and each other agreement, document or instrument contemplated hereby to which a Seller is a party or (ii) ability to consummate the transactions contemplated hereby or thereby, in each case, other than, any event, change, effect, condition, state of facts or occurrence to the extent resulting from (a) any change in the United States or foreign economies or financial markets in general, (b) any change that generally affects the industries and markets in which the Sellers operate, (c) any change arising in connection with acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (in each case including cyberterrorism), (d) any change in applicable Laws or accounting rules, (e) any change or effect arising in connection with the shutdown or other cessation of operations of any Governmental Authority, (f) any actions taken or proposed to be taken by Buyer or any of its Affiliates, other than those expressly permitted in accordance with the terms of this Agreement, (g) any action taken by the Sellers or any Affiliate of the Sellers at the express request of Buyer or that are expressly required hereunder, (h) any effect resulting from the public announcement of this Agreement or the Chapter 11 Cases, (i) any effect resulting from the commencement or prosecution of the Chapter 11 Cases or any Seller’s inability to pay certain obligations as a result of the commencement or prosecution of the Chapter 11 Cases, (j) any failure of any Seller to meet any projections or forecasts for any period (provided that this clause (j) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet any projections or forecasts has resulted in a Seller Material Adverse Effect), (k) any effect resulting solely from a breach of this Agreement by Buyer; provided, however, that with respect to clauses (a), (b), (d) and (e), such effects shall not be excluded from the definition of “Seller Material Adverse Effect” to the extent it has, or would reasonably be expected to have, a disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated businesses.

“Seller Parties” means the Sellers, their respective Affiliates and the former, current or future equity holders and representatives of each of the foregoing.

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

“Subject Property” means any Well or Lease.

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any third party and are being held in suspense by a Seller or its Affiliate as the operator of such Wells.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any supplementary or supporting schedules or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority.

“Taxes” means any federal, state, local or foreign taxes, assessments and other governmental charges imposed by any Taxing Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add‑on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, escheat, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, levies or other like assessment, impost, charges, surcharges, or fees, estimated or other tax, including any interest, penalty or addition thereto.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Texas RRC” means the Railroad Commission of Texas.

“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest for any Well such that the actual Net Revenue Interest for such Well is greater than the Net Revenue Interest shown in Exhibit A-2 for such Well to the extent the same does not cause a greater than proportionate increase in the Sellers’ Working Interest therein, (b) decrease the Working Interest for any Well such that the actual Working Interest for such Well is less than the Working Interest shown in Exhibit A-2 for such Well to the extent the same does not cause any decrease in the Net Revenue Interest for such Well shown in Exhibit A-2 for such Well, or (c) increase the Net Mineral Acres for any Lease or Unit such that the actual Net Mineral Acres for such Lease or Unit is greater than the Net Mineral Acres shown in Exhibit A-1 for such Lease or Unit.

“Title Benefit Amount” means, with respect to any Title Benefit Property, the amount equal to the increase in the Allocated Value for such Title Benefit Property as determined pursuant to Section 10.2(f) or Section 10.2(h).

“Title Defect” means any title failure, loss of title or Encumbrance that causes the Sellers not to have Defensible Title in and to any Subject Property or any Lease that is not held by production and the primary term of which expires on or before the Closing Date; provided that the following shall not be considered Title Defects:

(a)defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings, unless Buyer provides evidence that such failure would result in another Person’s superior claim of title to the relevant Subject Property;

(b)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)defects arising out of lack of corporate or other entity authorization, unless Buyer provides evidence that such corporate or other entity action was not authorized and would result in another Person’s superior claim of title to the relevant Subject Property;

(d)defects based on a gap in the Sellers’ chain of title to any Subject Property in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(e)defects based upon the failure to record (i) any state or federal Leases or right-of-way included in the Assets or any assignments of interests in such Leases or rights-of-way included in the Assets or (ii) any forced pooling order executed and delivered by the Texas RRC, in each case, in any applicable county records, unless such failure would result in another Person’s superior claim of title to the relevant Subject Property; and the Parties acknowledge that in the event of any defects, discrepancies or irregularities in the Working Interests or Net Revenue Interests in the Assets as evidenced in the chain of title records in any applicable county as compared to any forced pooling order subsequently executed and delivered by the Texas RRC, the Working Interests and Net Revenue Interests as evidenced in such forced pooling order shall control for all purposes of this Agreement;

(f)defects based upon the exercise of any Preferential Right after the Execution Date;

(g)defects based solely on the failure of any of the Leases to have provisions authorizing pooling of any interest;

(h)any Encumbrance or loss of title resulting from the Sellers’ conduct of business after the Execution Date pursuant to actions specifically required of the Sellers pursuant to this Agreement or otherwise in compliance with this Agreement;

(i)defects based solely on: (i) lack of information in the Sellers’ files, (ii) references to an unrecorded document to which neither a Seller nor any Affiliate of a Seller is a party, if such document is not in the Sellers’ files, or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(j)defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and would result in another Person’s actual and superior claim of title to the relevant Lease or Well;

(k)defects resulting from the failure to record releases, Encumbrances or production payments that have expired on their own terms; and

(l)any maintenance of uniform interest provision in any Assigned Contract.

“Transaction Documents” means this Agreement, the Escrow Agreement, and each other document and agreement executed or delivered pursuant to or in connection with this Agreement on the Closing Date.

“Transfer Taxes” means any sales, use, transfer, stamp, documentary, goods and services, value added, gross receipts, excise, conveyance or similar Taxes with respect to the sale or assignment of real, personal, tangible or intangible property or any interest therein incurred or imposed with respect to the transactions described in this Agreement.

“Willful Breach” means, with respect to any Party, that such Party willfully takes an action prohibited by this Agreement or refuses to perform or take an action required by this Agreement, in each case with the knowledge that such action or refusal to act, as applicable, would cause or result in the breach of any material pre-Closing covenant or agreement applicable to such Party.  In addition, if all of the conditions in ARTICLE 12 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and any Party fails to consummate the Sale Transaction within five (5) Business Days following the date the Closing should have occurred pursuant to Section 8.1, then such Party that fails to consummate the Sale Transaction shall be deemed to be in Willful Breach of this Agreement.

“Working Interest” means, with respect to any Well, Unit or Lease, the interest in and to such Well, Unit or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, Unit or Lease (in each case, limited to the applicable currently producing formation for such Well or Unit as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit A-2), but without regard to the effect of any Royalties or other burdens.

Other Capitalized Terms

.  The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
AFEs	Section 4.8
Agreement	Preamble
Allocated Value	Section 3.4
Alternative Transaction	Section 9.3(b)
Approach LP	Preamble
Approach O&G	Preamble
Approach Operating	Preamble
Approach Services	Preamble
Assets	Section 2.1
Assigned Contracts	Section 2.1(h)
Assignment Documents	Section 8.2(a)
Assumed Obligations	Section 2.4
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Business Employees	Section 8.12
Buyer	Preamble
Chapter 11 Cases	Recitals
Closing	Section 8.1
Closing Date	Section 8.1
Company	Preamble
Consent	Section 4.3
Cure Costs	Section 2.8(a)

Term	Section
Designated Buyer	Section 14.6
Environmental Arbitrator	Section 10.3(e)
Environmental Defect Notice	Section 10.3(a)
Environmental Defect Notices	Section 10.3(a)
Environmental Defect Property	Section 10.3(a)
Environmental Disputes	Section 10.3(e)
Environmental Obligations	Section 2.7
Equipment	Section 2.1(d)
Escrowed Funds	Section 3.1(b)
Excluded Assets	Section 2.2
Excluded Obligations	Section 2.5
Execution Date	Preamble
Financing	Section 7.6
Guaranteed Obligations	Section 14.19
Individual Environmental Defect Threshold	Section 10.3(d)
Individual Title Defect Threshold	Section 10.2(g)
Lands	Section 2.1(a)
Leases	Section 2.1(a)
Mineral Interests	Section 2.1(g)
NORM	Section 2.6(d)
Outside Date	Section 13.1(b)
Outstanding Accounts Receivable	Section 2.1(l)
Parent	Preamble
Parties	Preamble
Party	Preamble
Performance Deposit	Section 3.1(b)
Permits, Easements and Surface Rights	Section 2.1(e)
Petition Date	Recitals
Pipeline Inventory	Section 2.3(a)(i)
Plugging and Abandonment Obligations	Section 2.6
Property Records	Section 2.1(i)
Purchase Price	Section 3.1(a)
Royalty Interests	Section 2.1(f)
Sale Transaction	Recitals
Security Arrangements	Section 8.10(c)
Seller	Preamble
Sellers	Preamble
Seller Marks	Section 8.8
Sellers’ Obligations	Section 8.10(c)
Settlement Statement	Section 3.2(a)
Stock Tank Oil	Section 2.3(a)(i)
Tax Allocation	Section 11.4
Title Arbitrator	Section 10.2(h)
Title Benefit Notice	Section 10.2(b)
Title Benefit Notices	Section 10.2(b)

Term	Section
Title Benefit Property	Section 10.2(b)
Title Defect Amount	Section 10.2(c)(i)
Title Defect Notice	Section 10.2(a)
Title Defect Notices	Section 10.2(a)
Title Defect Property	Section 10.2(a)
Title Disputes	Section 10.2(h)
Trademarks	Section 8.8
Transferred Employee	Section 8.12
Units	Section 2.1(b)
Wells	Section 2.1(c)

Interpretive Provisions

.

(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii)words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(iii)the words “Dollars” and “$” mean U.S. dollars;

(iv)references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(v)wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(vi)references herein to any gender shall include each other gender;

(vii)references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (vii) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(viii)references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(ix)with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(x)the word “or” shall be disjunctive but not exclusive;

(xi)references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(xii)references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(xiii)the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(xiv)all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated into and made a part of this Agreement as if set forth in full herein;

(xv)any capitalized terms used in any Exhibits or Schedules but not otherwise defined therein will be defined as set forth in this Agreement;

(xvi)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(xvii)the omission of certain provisions of this Agreement from the Assignment Documents does not constitute a conflict or inconsistency between this Agreement and the Assignment Documents, and will not effect a merger of the omitted provisions.  To the fullest extent permitted by Law, all provisions of this Agreement are hereby deemed incorporated into the Assignment Documents by reference.

(b)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PURCHASE AND SALE

The Assets

.  On the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing, the Sellers shall sell, convey and assign (or shall cause to be sold, conveyed and assigned) to Buyer, and Buyer shall purchase, pay for, and accept all of the Sellers’ right, title and interest in and to all assets and properties of the Sellers (such assets and properties, SAVE and EXCEPT the Excluded Assets, hereafter referred to collectively as the “Assets”) free and clear of all Encumbrances (except for Permitted Encumbrances).  For the avoidance of doubt, and without limiting the generality of the forgoing, the Assets shall include the following described property rights, interests, privileges and obligations:

(a)all oil, gas and mineral leases, and operating rights in which the Sellers hold any right, title or interest of any kind (wherever located) (the “Leases”), including those described in Exhibit A-1, and all related rights and interest in the lands covered by the Leases and Units (such lands, the “Lands”);

(b)all rights, obligations and interests in any unit or pooled area in which the Leases are included, including all rights and obligations derived from any unitization, pooling, operating, communitization or other Contract or from any Order (the “Units”);

(c)all oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems in which the Sellers hold any right, title or interest of any kind located on any of the Lands (the “Wells”), including those wells described in Exhibit A-2;

(d)(i) all flow lines, pipelines, gathering systems and related equipment located on the Leases, the Units, or the Permits, Easements and Surface Rights, (ii) all facilities, equipment, compressors, well pads, tank batteries, radio towers, remote terminal units, SCADA equipment, personal computer equipment, vehicles, communication equipment, improvements, fixtures, inventory, spare parts, tools, abandoned property and junk and other personal property located on the Leases, the Units, or the Permits, Easements and Surface Rights, and (iii) all off-Lease facilities and other personal property described in Exhibit A-2 (items (i), (ii) and (iii) referred to collectively as the “Equipment”);

(e)all easements, rights-of-way, Permits, servitudes, surface leases, surface use agreements, surface fee tracts, and similar rights, obligations and interests applicable to or used in operating the Leases, Units, Wells, or Equipment (collectively, the “Permits, Easements and Surface Rights”), including those described in Exhibit A-3;

(f)all royalty, overriding royalty, net profits or other similar oil or gas interests not described above in which the Sellers hold any right, title or interest of any kind (the “Royalty Interests”), including those described in Exhibit A-4 and including all rights pertaining to the Royalty Interests under any of the Assigned Contracts;

(g)all mineral interests in which the Sellers hold any right, title or interest of any kind (the “Mineral Interests”), including those described in Exhibit A-5 and including all rights and obligations pertaining to the Mineral Interests under any of the Assigned Contracts;

(h)all Contracts described in Exhibit A-6, as such Exhibit may be subsequently amended by Buyer pursuant to Section 2.8 (collectively, the “Assigned Contracts”);

(i)subject to Section 8.4(a), all lease files, right-of-way files, well files (including well logs), production records, division order files, abstracts, title opinions, and Contract files and reservoir and field studies related to any or all of the Leases, Units, Wells, Equipment, Permits, Easements and Surface Rights, Royalty Interests, Mineral Interests and Assigned Contracts (the “Property Records”), and all other tangibles, movables, immovables, miscellaneous interests or other assets on the Leases or Units;

(j)to the extent transferrable without payment of a fee (unless Buyer pays such fee) or other penalty, all (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to the Sellers or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to the Sellers or licensed from third parties;

(k)all proceeds, benefits, income or revenues (including accounts and notes receivable, to the extent not collected as of the Closing Date), in each case with respect to the Assets attributable to periods after the Effective Date;

(l)all accounts and notes receivable with respect to the Assets attributable to periods prior to the Effective Date, to the extent outstanding as of the Closing Date (collectively, the “Outstanding Accounts Receivable”); and

(m)all rights, Claims or causes of action (including, without limitation, Avoidance Actions) of the Sellers against third parties arising out of events occurring prior to, on, or after the Effective Date, to the extent relating to the Assets and/or the Assumed Obligations; provided, however, that Buyer shall not pursue or cause to be pursued any Avoidance Action other than as a defense (to the extent permitted by applicable Law) against any Claim or cause of action asserted against Buyer.

Excluded Assets

.  Notwithstanding the forgoing, the Assets do not include, and there is excepted, reserved and excluded from the transactions contemplated by this Agreement, the following (collectively, the “Excluded Assets”):

(a)to the extent not transferrable without payment of a fee (unless Buyer pays such fee) or other penalty, all (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to the Sellers or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to the Sellers or licensed from third parties;

(b)the Sellers’ corporate, financial and Tax records, and legal files (except title opinions, abstracts and other muniments of title), excluding Asset Tax records;

(c)(i) employee information, internal valuation data, business plans, reserve reports, transaction proposals and related information and correspondence, business studies, bids and documents protected by any privilege, and (ii) any other records or information that would otherwise be included in the Property Records but which the Sellers cannot legally provide to Buyer because of confidentiality restrictions in favor of third parties;

(d)trade credits and rebates from contractors, vendors and co-owners (including unpaid joint interest billings), and adjustments or refunds attributable to the Sellers’ interest in the Assets that relate to any period before the Effective Date, including transportation Tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Assigned Contracts;

(e)claims of the Sellers for refund of or loss carry forwards with respect to (i) Income Taxes imposed by any applicable Laws on a Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member; (ii) Asset Taxes allocable to the Sellers pursuant to ARTICLE 11; and (iii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets;

(f)subject to Section 3.2(c)(ii), all deposits, cash, checks in process of collection, cash equivalents and other funds, and all security or other deposits made with third parties;

(g)all Excluded Contracts;

(h)subject to Section 7.3, all insurance policies and rights to proceeds thereof;

(i)subject to Section 2.1(l) and Section 3.2(b)(iv), all proceeds, benefits, income or revenues (including accounts and notes receivable, to the extent collected at or prior to the Closing Date), in each case with respect to the Assets attributable to periods prior to the Effective Date;

(j)copies of all Property Records;

(k)all swap, futures, or derivative Contracts backed by or related to the Hydrocarbons; and

(l)except as set forth in Section 2.1(m), any and all rights, Claims or causes of action (including, without limitation, Avoidance Actions) of the Sellers against third parties arising out of events occurring prior to the Effective Date.

Ownership of Production from the Assets; Allocation of Property Costs

.

(a)Production and Property Costs Before the Effective Date.

(i)The Sellers will own all Hydrocarbons produced from or attributable to the Assets before the Effective Date and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred before the Effective Date.  If, on the Effective Date, Hydrocarbons produced from or attributable to the Assets before the Effective Date are stored in the Lease or unit stock tanks (the “Stock Tank Oil”), or in gathering lines or production facilities upstream of the sale or custody transfer meters (or other applicable point at which the transfer of title actually occurs) of the purchaser or processor of Hydrocarbon production from or attributable to the Assets (the “Pipeline Inventory”), Buyer shall purchase from the Sellers the merchantable Stock Tank Oil above pipeline connections in the stock tanks and the Pipeline Inventory at the actual weighted average price received for Hydrocarbons sold from such stock tanks and pipeline sales points during the full calendar month preceding the Effective Date.  If no Hydrocarbons were sold in the preceding month, the actual weighted average price received in the most recent preceding month in which sales occurred shall be used.  Buyer will pay the Sellers for the Stock Tank Oil and Pipeline Inventory as an adjustment to the Purchase Price at Closing, as provided in Section 3.2.

(ii)The Stock Tank Oil and the Pipeline Inventory will be gauged and measured as of 7:00 a.m. local time where the Assets are located on the Effective Date.  The Sellers and Buyer will accept the Lease or unit operator’s tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil and Pipeline Inventory.

(b)Production and Property Costs After the Effective Date.  After Closing, Buyer will own all Hydrocarbons produced from or attributable to the Assets on and after the Effective Date and shall be responsible for (and entitled to any refunds with respect to) all Property Costs (i) attributable to the Assets and incurred on and after the Effective Date and (ii) attributable to the Assets and incurred before the Effective Date to the extent there is an adjustment to the Purchase Price with respect thereto as provided in Section 3.2(c)(i).  The Sellers will sell on Buyer’s behalf all Hydrocarbons produced from or attributable to the Assets between the Effective Date and the Closing Date, and the Sellers will credit Buyer for the proceeds of these sales as an adjustment to the Purchase Price, as provided in Section 3.2 and Section 3.3.

Assumed Obligations

.  At the Closing, Buyer shall assume, and agree to pay, perform, fulfill and discharge (or cause to be paid, performed, fulfilled or discharged) when due (in accordance with their respective terms and subject to the respective conditions thereof), the following, and only the following, Liabilities of the Sellers (collectively, and together with the Plugging and Abandonment Obligations and Environmental Obligations, the “Assumed Obligations”):

(a)responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title to the Assets, the Assigned Contracts, Permits, Easements and Surface Rights and all other Orders to which the Assets or the operation thereof is subject, in each case, only to the extent such obligations or covenants are required to be performed after the Closing and are attributable to periods from and after the Effective Date;

(b)responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals and other burdens or encumbrances to which the Assets are subject, in each case, only to the extent the same are attributable to periods from and after the Effective Date;

(c)responsibility for proper accounting for and disbursement of production proceeds from the Assets from and after the Effective Date, including the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made), together with (i) any statutory interest and escheatment obligations related thereto arising after the Effective Date and (ii) statutory interest obligations related thereto arising prior to the Effective Date, in each case, to the extent such statutory interest is included in the amount for which a reduction to the Purchase Price was made;

(d)responsibility for compliance with all applicable Laws and Orders pertaining to the Assets, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Assets, in each case, from and after the Closing;

(e)responsibility for all obligations with respect to Imbalances with third parties attributable to the Assets;

(f)all Taxes and expenses allocated to Buyer pursuant to ARTICLE 11; and

(g)all obligations with respect to Cure Costs related to the Assigned Contracts up to the Cure Cost Cap; and

(h)to the extent not already described in clause (a) through (h) above, all Liabilities arising from, related to or associated with the Assets, arising after Closing (other than any Excluded Obligation or any Liability arising from, related to or associated with an Excluded Asset);

provided, however, that any Liability that arises hereunder as a result of a failure by the Sellers to timely perform any of the obligations in clauses (a) through (c) that are required to be performed prior to Closing shall not be deemed to be an Assumed Obligation hereunder, and Buyer shall have no obligation with respect to any such Liability.

Excluded Obligations

. Notwithstanding any provision in this Agreement to the contrary, except for the Assumed Obligations, Buyer shall not assume and shall not be obligated to assume or be obligated to pay, perform or otherwise discharge any Liability or obligation of the Sellers, whether or not related to the Assets (all such Liabilities or obligations, collectively, the “Excluded Obligations”). For the avoidance of doubt, and without limiting the generality of the foregoing, the Excluded Obligations shall include each of the following:

(a)any Liabilities related to the Excluded Assets;

(b)all indebtedness for borrowed money of the Sellers, all guarantees of third party obligations by a Seller and reimbursement obligations to guarantors of the Sellers’ obligations or under letters of credit;

(c)responsibility for Taxes and expenses allocated to the Sellers pursuant to ARTICLE 11;

(d)all Liabilities of the Sellers or any of their Affiliates arising out of or relating to the execution, delivery or performance of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, and all Liabilities of the Sellers for any fees, costs or expenses of the type referred to in Section 14.4;

(e)all Liabilities of the Sellers to any third party relating to the ownership of any Equity Interests (including to any owner or former owner thereof), or with respect to any other interest or participation that confers the right to receive a share of the profits and losses of, or distribution of assets of, the Sellers, whether arising before, on or after the Closing Date;

(f)all Liabilities with respect to any civil, criminal or administrative actions, investigations or proceedings relating to the actions or inactions of the Sellers or the conduct of the Business prior to the Closing;

(g)except to the extent specifically assumed by Buyer pursuant to Section 8.12, all Liabilities with respect to employees, independent contractors, agents or other Persons engaged at any time by the Sellers or their Affiliates, whether arising before, on or after the Effective Date, relating to, arising out of or in connection with their respective employment or engagement with the Sellers or their Affiliates, including any claims to rights or benefits under any contract, collective bargaining agreement, document, policy or understanding with any such employees, independent contractors, agents or other Persons or their representatives, heirs, executors, administrators, successors or assigns, or under any stock option, phantom stock, incentive, pension, death benefit, retirement, medical, retiree, insurance, vacation, sales commission or workers’ compensation plan, or under any applicable Laws;

(h)all Liabilities relating to or at any time arising under, with respect to, or in connection with any employee benefit plans or any other compensation or benefit plan, program, policy, agreement or arrangement of any kind (including all assets, trusts, insurance policies and administration service contracts related thereto) that at any time is or was maintained, sponsored, contributed to or required to be contributed to by the Sellers or any of their Affiliates or under or with respect to which any Seller or any of its Affiliates has (or has had) any Liability, including on account of Buyer or any of its Affiliates being deemed successor due to the operation of the Assets or otherwise;

(i)all Liabilities relating to the accounting for, failure to pay or the incorrect payment of any royalties, overriding royalties, production payments, net profits obligations, rentals or other burdens, owners’ revenues or proceeds attributable to sales of Hydrocarbons (including Suspense Funds to the extent attributable to the Assets, other than with respect to those Suspense Funds for which there was a downward adjustment to the Purchase Price), insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Assets prior to the Effective Date;

(j)all unpaid Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Date that are not taken into account pursuant to Section 3.2; and

(k)any Taxes (other than Taxes subject to ARTICLE 11) of the Sellers for taxable periods ending on or before the Closing Date;

(l)Liabilities arising out of or related to the offsite disposal of any Hazardous Substance generated by or used in connection with the ownership or operation of the Assets;

(m)fines and/or penalties assessed by a Governmental Authority for noncompliance with Environmental Laws during the ownership or operation of the Assets prior to Closing; and

(n)all Cure Costs in excess of the Cure Cost Cap.

Plugging and Abandonment Obligations

.  Upon and after Closing, Buyer assumes full responsibility and liability for all plugging and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before, on or after the Effective Date, including the following:

(a)the necessary and proper plugging, replugging, abandonment and decommissioning of all of the Assets, whether plugged and abandoned before, on or after the Effective Date;

(b)the necessary and proper removal, abandonment and disposal of all structures, pipelines, facilities, equipment, abandoned property and junk comprising part of the Assets;

(c)the necessary and proper capping and burying of all flow lines associated with the Wells;

(d)any necessary clean up or disposal of Assets contaminated by naturally occurring radioactive materials (“NORM”), as may be required by applicable Law, a Lease or an Assigned Contract;

(e)the necessary and proper restoration of the Assets, both surface and subsurface, as may be required by applicable Law, a Lease or an Assigned Contract;

(f)all obligations arising from contractual requirements and demands made by Governmental Authorities or parties claiming a vested interest in the Assets to the extent required by applicable Law, a Lease or an Assigned Contract; and

(g)obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required by an Assigned Contract or by Governmental Authorities in connection with the plugging and abandonment obligations related to the Assets.

Environmental Obligations

.  Upon and after Closing, Buyer assumes full responsibility and liability for all environmental occurrences, events, conditions, and activities, to the extent on or related to the Assets (the “Environmental Obligations”), regardless of whether attributable to periods before, on or after the Effective Date (other than any Excluded Obligation or any Liability arising out of or related to any Excluded Asset), including the following:

(a)environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hazardous Substances, drilling fluid or other chemicals, brine, produced water, NORM, or any other substance;

(b)underground injection activities and waste disposal on the Assets;

(c)clean-up responses, and the cost of Remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;

(d)non-compliance with applicable land use, surface disturbance, licensing or notification Laws or Orders;

(e)offsite disposal of any Hazardous Substances generated by or used in connection with the ownership or operation of the Assets after Closing; and

(f)except for the Excluded Obligations set forth in Section 2.5(m), non-compliance with Environmental Laws.

Assumption of Contracts

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(a)At the Closing (or, if the applicable Assigned Contract is not assigned to Buyer at Closing pursuant to the terms of Section 2.9 or Section 7.3, then at the time of the assignment of such Assigned Contract to Buyer, if ever), the Sellers shall pay, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, any and all cure and reinstatement costs or expenses that are required to be paid under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (the “Cure Costs”) to the extent not in excess of the Cure Cost Cap.  For the avoidance of doubt, the payment of any Cure Costs up to the Cure Cost Cap called for by this Agreement shall be made by the Sellers in cash at Closing, but the aggregate amount of all Cure Costs with respect to the Assigned Contracts up to the Cure Cost Cap shall be an upward adjustment to the Purchase Price (it being understood and agreed that the Sellers shall pay all Cure Costs in excess of the Cure Cost Cap without adjustment to the Purchase Price).  In no event shall Buyer be required to make any payment of Cure Costs for, and shall not assume any Liabilities with respect to, any Contract that is not an Assigned Contract.

(b)Schedule 2.8(b) sets forth each Executory Contract and the Sellers’ good faith estimate of the amount of the Cure Costs payable in respect of each such Executory Contract (and if no Cure Cost is estimated to be payable in respect of any particular Executory Contract, the amount of such Cure Cost designated for such Contract shall be “$0.00”).  The Sellers shall use their reasonable best efforts to provide financial and other pertinent information regarding the Executory Contracts, as is reasonably requested by Buyer.  During the period between the Execution Date and the Designation Deadline, the Sellers shall promptly amend or supplement Schedule 2.8(b), and shall provide Buyer written notice thereof, upon the Sellers’ determination that any Seller is party to an Executory Contract that is not then set forth on Schedule 2.8(b).

(c)Simultaneously with Buyer’s delivery of this executed Agreement to the Sellers in accordance with the Bid Procedures, and subject to Buyer’s rights under Section 2.8(d) and Section 2.8(e) to subsequently amend such designations, Buyer will deliver to the Sellers an Exhibit A-6, to be determined in Buyer’s sole discretion, which shall be a schedule of the Executory Contracts to be assumed by the Sellers and assigned to Buyer (as Assigned Contracts) at the Closing.  The Sellers shall provide notice to all non-debtor counterparties to all Assigned Contracts of their proposed assumption and assignment and provide a schedule of proposed Cure Costs and the objection deadline for such non-debtor counterparties to object to the proposed Cure Costs, in each case in accordance with the Bid Procedures Order.

(d)At any time prior to the Designation Deadline, Buyer shall have the right, which may be exercised in Buyer’s sole discretion, to provide written notice to the Sellers of Buyer’s election to designate any Executory Contract (i) as an Excluded Contract and upon such designation such Executory Contract shall constitute an Excluded Contract and, if applicable, shall cease to constitute an Assigned Contract, or (ii) to the extent not already rejected by the Sellers, as an Assigned Contract and upon such designation such Executory Contract shall constitute an Assigned Contract and, if applicable, shall cease to constitute an Excluded Contract. If, at any time after the Designation Deadline, the Cure Costs fixed by the Bankruptcy Court for any Assigned Contract are (A) greater than the amount set forth on the schedule of Cure Costs last filed by the Sellers with the Bankruptcy Court prior to the Designation Deadline, and (B) not consented to by Buyer, then Buyer shall have the right, which may be exercised in Buyer’s sole discretion not later than three (3) Business Days after entry of an order by the Bankruptcy Court setting such Cure Costs, to provide written notice to the Sellers of Buyer’s election to revoke its designation of any such Executory Contract as an Assigned Contract and thereupon such Executory Contract shall be deemed to be an Excluded Contract for all purposes of this Agreement.  The Parties shall amend Exhibit A-6 to reflect changes made pursuant to this Section 2.8(d).

(e)Notwithstanding anything in this Agreement to the contrary, the Sellers shall not reject any Executory Contracts without the prior written consent of Buyer in its sole discretion; provided that, after the Designation Deadline, the Sellers may reject Excluded Contracts without the consent of Buyer so long as such Executory Contracts were identified to Buyer in writing prior to the Designation Deadline in accordance with Section 2.8(b) and this Section 2.8(e).  In the event that the Sellers identify (whether before or after the Designation Deadline) any additional Executory Contracts capable of being assumed or rejected that were not previously identified as such, the Sellers shall promptly notify Buyer of (i) such Executory Contracts and (ii) the Sellers’ good faith estimate of the amount of the Cure Costs payable in respect of each such Executory Contract by supplementing Schedule 2.8(b) as required by Section 2.8(b).  For the avoidance of doubt, Buyer may designate each such additional Executory Contract described in the immediately preceding sentence as an Assigned Contract or Excluded Contract pursuant to this Section 2.8(e), notwithstanding the passage of the Designation Deadline.  Exhibit A-6 shall be deemed automatically amended to reflect changes made pursuant to this Section 2.8(e).

Assignment of Assets Subject to Consent Requirements

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(a)Within three (3) Business Days after the Sale Order is entered, the Sellers shall send letters seeking any consent to assignment (including Hard Consents) or approval rights applicable to the transactions contemplated hereby.  This Agreement shall not constitute an agreement to assign or transfer and shall not effectuate the assignment or transfer of any Asset if such Asset is subject to an un-obtained Hard Consent.  The Sellers and Buyer shall use their reasonable best efforts to obtain all such Hard Consents; provided, however, neither the Sellers nor Buyer will be obligated to pay any consideration or initiate any Action to obtain any such Hard Consent.  Each Asset affected by a Hard Consent that is not obtained prior to Closing shall, at the option of Buyer, be held back from the Assets conveyed at Closing and shall be deemed to be an Excluded Asset until such time as such Hard Consent is obtained, waived or otherwise satisfied and such Asset is conveyed to Buyer, subject to the following provisions of this Section 2.9.  If any of the Assets is not conveyed at Closing due to failure to obtain a Hard Consent, then the Purchase Price shall be reduced by the sum of the Allocated Value of each such Asset (or portions thereof) so excluded.  In the event that any such Hard Consent with respect to any such excluded Asset (or portion thereof) is obtained, waived or otherwise satisfied within ninety (90) Business Days after the Closing (or if during such 90-day period the Bankruptcy Court enters an order providing that such Hard Consent is not required to consummate the sale of the affected Assets to Buyer), then (i) the Sellers shall notify Buyer, (ii) such Asset (or portion thereof) shall be conveyed to Buyer as promptly as practicable (and in any event within ten (10) Business Days) after such Hard Consent is obtained, waived or otherwise satisfied (and such Asset (or portion thereof) shall no longer be considered an Excluded Asset hereunder), and (iii) contemporaneously with such conveyance, Buyer shall pay the Allocated Value of such Asset (or portion thereof) to the Company.  Except for Hard Consents, if any consents to the assignment of any Asset are not obtained prior to Closing, such Asset shall nevertheless be sold and conveyed to Buyer at the Closing.  Notwithstanding the foregoing, nothing in this Section 2.9 shall (A) require the Sellers to make any expenditure or incur any obligation on its own or on behalf of Buyer, or (B) prohibit the Sellers from ceasing operations or winding up their affairs following the Closing.

(b)Notwithstanding anything herein to the contrary, the provisions of this Section 2.9 shall only apply with respect to those Assets (i) that are subject to any consent to assignment (including Hard Consents) or approval rights applicable to the transactions contemplated hereby and (ii) which cannot be acquired by Buyer free and clear of such consent to assignment or approval right pursuant to the Bid Procedures Order, the Sale Order or the Bankruptcy Code.

ARTICLE 3
CONSIDERATION

Purchase Price and Other Consideration

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(a)Purchase Price.  The aggregate consideration for the Assets (the “Purchase Price”) will be (i) cash in an amount equal to One Hundred Ninety-Two Million Five Hundred Thousand US Dollars ($192,500,000.00), and (ii) the assumption of the Assumed Obligations.  Notwithstanding the foregoing, the Purchase Price shall be adjusted as specified in Section 3.1(b) and Section 3.2.

(b)Performance Deposit.  Within two (2) Business Days after the Execution Date, Buyer shall deposit with the Escrow Agent pursuant to the Escrow Agreement an amount equal to Nineteen Million Two Hundred Fifty Thousand US Dollars ($19,250,000.00) (the “Performance Deposit”), which amount, together with any investment earnings or income thereon (collectively, the “Escrowed Funds”), will be either refunded to Buyer or paid to the Company as set forth in the Bid Procedures and Section 13.3.  Anything in this Agreement to the contrary notwithstanding, in the event that Buyer does not deposit the Performance Deposit with the Escrow Agent within two (2) Business Days after the Execution Date, this Agreement shall automatically terminate and shall forthwith become null and void.  The Performance Deposit is nonrefundable, except as otherwise expressly set forth in the Bid Procedures or Section 13.3.  If the Closing occurs, the Escrowed Funds will be applied towards the Purchase Price payable by Buyer in accordance with the Bid Procedures and Buyer and the Company shall instruct the Escrow Agent to pay the Escrowed Funds to the accounts designated in writing by the Company prior to Closing.

Adjustments at Closing

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(a)Settlement Statement.  At Closing, the Purchase Price will be adjusted as set forth in Section 3.2(b) and Section 3.2(c).  No later than five (5) Business Days prior to the Closing Date, the Company will provide Buyer a draft settlement statement prepared by the Sellers in good faith that identifies all adjustments to the Purchase Price (the “Settlement Statement”).  The Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry, and applicable Laws, and with reasonable supporting documentation for each item reflected therein.  The Sellers and Buyer acknowledge that some items in the Settlement

Statement may be estimates.  Prior to the Closing, the Sellers shall provide to Buyer and its advisors and accountants reasonable access to any relevant financial books and records, and shall make available such personnel, as are reasonably necessary to assist Buyer in connection with Buyer’s review of the Settlement Statement, and within three (3) Business Days after receipt of the Settlement Statement, Buyer shall be entitled to submit a written notice prepared in good faith setting forth any proposed comments to the Settlement Statement, together with a brief explanation of such comments (a “Dispute Notice”). The Company shall consider in good faith any reasonable comments of Buyer to the Settlement Statement set forth in a Dispute Notice and the components thereof, and make appropriate adjustments and revisions to the Settlement Statement for any changes thereto which are agreed upon in writing between Buyer and the Company prior to Closing. The Company and Buyer shall in good faith attempt to agree upon the Settlement Statement as soon as possible after Buyer’s receipt of the draft Settlement Statement delivered by the Company (and after the Company’s receipt of a Dispute Notice, if applicable) and the form of the Settlement Statement agreed upon by the Company and Buyer shall be used to adjust the Purchase Price at Closing.  If the Company and Buyer do not agree upon any adjustment set forth in the Settlement Statement, Buyer shall deposit into the Escrow Account at Closing a portion of the Purchase Price equal to the positive difference between the Company’s proposed adjustment and Buyer’s proposed adjustment (as set forth in a Dispute Notice) for such disputed adjustment (adjusted for any amounts therein actually agreed by the Company and Buyer prior to Closing), and such amount shall be credited toward the Purchase Price at Closing.  Upon final resolution of any disputed adjustment by the Bankruptcy Court following the Closing, the amount held in escrow in respect thereof shall be disbursed in accordance with Section 3.3.

(b)Upward Adjustments.  The Purchase Price will be increased by the following amounts (without duplication):

(i)the aggregate amount of all non-reimbursed Property Costs that have been paid by the Sellers that are attributable to the ownership and operation of the Assets on and after the Effective Date;

(ii)the aggregate amount of (A) proceeds actually received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Date to which the Sellers are entitled under Section 2.3(a) (net of any of the following actually paid by Buyer: (1) Royalties and (2) gathering, processing, transportation and other midstream costs), and (B) other proceeds actually received by Buyer with respect to the Assets for which the Sellers would otherwise be entitled under Section 2.3(a);

(iii)the aggregate amount of all prepaid expenses paid by the Sellers with respect to the ownership or operation of the Assets on and after the Effective Date;

(iv)the aggregate amount of all Outstanding Accounts Receivable;

(v)the value of the Stock Tank Oil and the Pipeline Inventory (as determined pursuant to Section 2.3(a));

(vi)the aggregate amount of all Cure Costs with respect to the Assigned Contracts up to the Cure Cost Cap in accordance with Section 2.8;

(vii)if applicable, the amount, if any, of Imbalances in favor of the Sellers, multiplied by the price per Mcf payable to the Sellers under the applicable gas sales Assigned Contract as of the Effective Date, or, to the extent that the applicable Assigned Contracts provide for cash balancing, the actual cash balance amount determined to be due to the Sellers as of the Effective Date;

(viii)the amount of all Asset Taxes allocated to Buyer in accordance with ARTICLE 11 but that are paid or otherwise economically borne by the Sellers;

(ix)an amount equal to $400,000.00 per month for each month between the Effective Date and the Closing Date representing recovery of the Sellers’ overhead (such amount to be prorated for each partial month between the Effective Date and the Closing Date); and

(x)any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between the Sellers and Buyer prior to or at Closing.

(c)Downward Adjustments.  The Purchase Price will be decreased by the following amounts (without duplication):

(i)the aggregate amount of all non-reimbursed Property Costs that have been paid by Buyer or that are unpaid as of the Closing, in each case, that are attributable to the ownership or operation of the Assets prior to the Effective Date (excluding prepayments with respect to any period after the Effective Date) for which Buyer would be responsible after Closing;

(ii)the Sellers’ share (Buyer’s share after Closing) of any proceeds from the sale of Hydrocarbons produced from or attributable to the Assets and other income attributable to the Assets and received by any Seller, to the extent they are attributable to the Assets on or after the Effective Date;

(iii)the amount of the Suspense Funds;

(iv)if applicable, the amount, if any, of Imbalances owing by the Sellers, multiplied by the price per Mcf payable to the Sellers under the applicable gas sales Assigned Contract as of the Effective Date, or, to the extent that the applicable Assigned Contracts provide for cash balancing, the actual cash balance amount determined to be owed by the Sellers as of the Effective Date;

(v)the amount of all Asset Taxes allocated to the Sellers in accordance with ARTICLE 11 but that are paid or otherwise economically borne by Buyer;

(vi)subject to Section 10.2(g), any reductions to the Purchase Price on account of Title Defects in accordance with Section 10.2(c) (taking into account any applicable Title Benefit Amounts in accordance with Section 10.2(d));

(vii)subject to Section 10.3(d), any reduction to the Purchase Price on account of Environmental Defects in accordance with Section 10.3(b);

(viii)subject to Section 2.9(a), any reductions to the Purchase Price with respect to Assets (or portions thereof) subject to Hard Consents that are not conveyed to Buyer at Closing;

(ix)the amount of all Employee Payments;

(x)any other amounts attributable to any Excluded Obligation that Buyer has paid at or prior to the Closing; and

(xi)any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between the Sellers and Buyer.

Adjustments after Closing

.  Subject to the final resolution by the Bankruptcy Court following the Closing of any unresolved disagreements with respect to the Settlement Statement in accordance with Section 3.2(a), it is understood and agreed that there shall be no adjustments to the Settlement Statement after Closing.  Within two (2) Business Days after the Bankruptcy Court delivers written notice to Buyer and the Company of its decision with respect to any unresolved disagreements with respect to the Settlement Statement, the Company and Buyer shall execute and deliver a joint instruction to the Escrow Agent requiring the Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in respect thereof.

Reporting Value of the Assets

.  No Party will take any position in preparing financial statements, reports to shareholders or Governmental Authorities, Taxing Authority, or otherwise, that is inconsistent with the allocation of value for the Assets in Exhibit A-7, unless the Parties otherwise agree in writing.  The value assigned to each portion of the Assets in Exhibit A-7 is hereafter referred to as the “Allocated Value” of that portion of the Assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules to this Agreement and/or in the Company’s SEC reports filed with the SEC prior to the Execution Date (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosure therein to the extent they are related to forward-looking statements), the Sellers hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing as follows

:

Organization and Good Standing

.  Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and subject to any limitations that may be imposed on such Seller resulting from or relating to the Chapter 11 Cases, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Seller Material Adverse Effect.

Authority

.  Subject to entry of the Sale Order and such other authorization as may be required by the Bankruptcy Court, each Seller has the requisite corporate or similar power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Sale Transaction have been duly authorized by all requisite corporate or similar action on the part of each Seller.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other Parties and the entry of the Bid Procedures Order and the Sale Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Consents

.  To the Sellers’ Knowledge, except to the extent rendered unnecessary through the entry of the Sale Order, no consent, waiver, clearance, approval, Order or authorization of, or declaration, filing or registration with, or notification to (each of the foregoing, a “Consent”), any Person or Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the Sale Transaction or the taking by the Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except (a) for the entry of the Sale Order, (b) for Consents required in connection with the Chapter 11 Cases, and (c) for  Consents set forth on Schedule 4.3.

No Conflict

.  Except as set forth on Schedule 4.4, when the Consents and other actions described in Section 4.3, including approval of the Bankruptcy Court, have been obtained and taken, to the Sellers’ Knowledge, the execution and delivery of this Agreement, the Transaction Documents and any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the consummation of the Sale Transaction and the taking by the Sellers of any other action contemplated hereby or thereby will not result in the breach of any of the terms and provisions of, or constitute a default (with or without notice, lapse of time or both) under, or conflict with, or give rise to a right of termination, loss of right, adverse modification of provisions, cancellation of, or cause any acceleration of any obligation of any Seller, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any of the Assets under (a) any agreement, indenture, or other instrument to which such Seller is bound, (b) the partnership agreement, bylaws or other governing documents of such Seller, (c) any Order or (d) any applicable Law, except in the case of each of clauses (a), (c) and (d), as would not, individually or in the aggregate, have a Seller Material Adverse Effect.

Material Assigned Contracts

.  Schedule 4.5 lists all Material Assigned Contracts in effect as of the Execution Date, to which a Seller is a party or by which its interests in the Assets are bound. All Material Assigned Contracts are in full force and effect, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity, and (b) as would not, individually or in the aggregate, have a Seller Material Adverse Effect. Except as may result from the Chapter 11 Cases, no material default or breach (or event that, with notice or lapse of time, or both, would become a material default or breach) of any Material Assigned Contracts has occurred or is continuing on the part of a Seller, or, to the Sellers’ Knowledge, on the part of any other Person that is a party to a Material Assigned Contract.

Permits, Easements and Surface Rights

.  To the Sellers’ Knowledge, (a) all necessary Permits, Easements and Surface Rights with respect to the ownership or operation of the Assets have been obtained, (b) such Permits, Easements and Surface Rights are in effect, and (c) no violations exist with respect to such Permits, Easements and Surface Rights, except for such non-compliance, failure to obtain or maintain, and such facts, conditions or circumstances, the existence of which would not constitute a Seller Material Adverse Effect.

Wells

.  Except as set forth on Schedule 4.7, there are no Wells (a) with respect to which the Sellers have received an order from any Governmental Authority requiring that such Wells be plugged and abandoned, or (b) that, to the Sellers’ Knowledge, are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that are required to be plugged and abandoned in accordance with applicable Law but have not been plugged and abandoned.

AFEs

.  Schedule 4.8 sets forth, as of the Execution Date, all approved authorizations for expenditures under joint operating agreements for which remaining expenditures and other approved capital commitments, individually are equal to or greater than $200,000.00 (net to the Sellers’ interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures for which all of the activities anticipated in such AFEs.

Preferential Rights

.  To the Sellers’ Knowledge, except as set forth on Schedule 4.9, none of the Assets is subject to any Preferential Rights which may be applicable to the Sale Transaction.

Taxes

.  The Sellers have (a) timely filed or caused to be filed on their behalf all material Tax Returns required to be filed by them with respect to Asset Taxes on or prior to the Execution Date (taking into account any valid extension of the due date for filing), and such Tax Returns are true, correct and complete in all material respects, and (b) timely paid all Asset Taxes shown as due and payable on such Tax Returns.  Except as set forth on Schedule 4.10, no audits, examinations or administrative or judicial proceedings with respect to material Taxes are ongoing, pending, or proposed by any Taxing Authority with respect to the Assets.  No material adjustment has been proposed in writing with respect to any material Tax Returns for the last five (5) fiscal years by any Taxing Authority.  There are no liens or Encumbrances for Taxes on the Assets other than Permitted Encumbrances.

Litigation

.  Except in connection with the Chapter 11 Cases, there are no Actions or Orders pending or, to the Sellers’ Knowledge, threatened against any Seller with respect to the Business or any of the Assets or the ownership or operation thereof or which questions the validity of this Agreement or which would reasonably be expected to materially impair the ability of the Sellers to consummate the Sale Transaction or perform their obligations under this Agreement or the Transaction Documents.

Compliance with Applicable Laws

.  The Sellers and each of their Affiliates own and operate, and have owned and operated, the Assets in compliance in all material respects with all Laws and Orders applicable to the Sellers, such Affiliates of the Sellers, or the Assets, as applicable, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matter.  No Seller has received in the prior twelve (12) months any written notice from a Governmental Authority alleging that any Seller, any of its respective Affiliates or the Assets are not in compliance in any material respect with applicable Law or Orders.  The Sellers have obtained and are in compliance with all Permits issued or granted by a Governmental Authority necessary to own or operate the Assets as presently owned or operated, except for those Permits the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the ownership or operation of the Assets, taken as a whole.  For the avoidance of doubt, this Section 4.12 shall not apply to Environmental Laws, which are solely addressed in Section 4.13, or Laws with respect to Taxes, which are solely addressed in Section 4.10.

Environmental Matters

.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect:

(a)to the Sellers’ Knowledge, the Sellers’ ownership and operation of the Assets are in compliance with all applicable Environmental Laws;

(b)the Sellers have not received any written notice, report or other information from any Person alleging the violation of or Liability under any Environmental Law with respect to the Assets, and to the Sellers’ Knowledge, no such notice, report or other information is pending; and

(c)the Sellers have furnished or made available to Buyer all material and non-privileged environmental site assessment reports, environmental compliance audits and other documents related to any material environmental matters that are in the Sellers’ possession or control and relating to the Assets.

The representations and warranties set forth in this Section 4.13 constitute the sole and exclusive representations and warranties of the Sellers with respect to Environmental Laws and any environmental matters in connection with the Sale Transaction and the Assets, and no other provision of this Agreement shall be deemed to address or include such matters.

Suspense Funds

.  Schedule 4.14 sets forth, as of the date set forth on such Schedule, all Suspense Funds.

Imbalances

.  To the Sellers’ Knowledge, Schedule 4.15 sets forth, as of the date set forth on such Schedule, all Imbalances relating to the Assets.

Brokers or Finders

.  The Sellers have not incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Sale Transaction for which Buyer is or will become liable, and the Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions, in each case except to the extent that such fees, commissions and other similar payments constitute Assumed Obligations.

Reserve Reports; Property Records

.  The Company has furnished the Reserve Reports to Buyer prior to the date of this Agreement, and, to the Knowledge of the Sellers, the factual, non-interpretive data on which each such Reserve Report was based for purposes of estimating the oil and gas reserves set forth in such Reserve Report was accurate and complete in all material respects as of the date of such Reserve Report.  To the Knowledge of the Sellers, the Company has made available to Buyer true, complete and correct copies of all of the Property Records.

Benefit Plans

.  Except as would not reasonably be expected to result in material Liability to Buyer, neither the Sellers nor any of their Affiliates sponsor, maintain or contribute to, or have any Liability with respect to, (a) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or (b) a defined benefit plan (as defined in Section 3(35) of ERISA or a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.  Each arrangement sponsored by the Sellers or one of their Affiliates in which Business Employees participate that is intended to be qualified under Section 401(a) of the Code has been determined to be so qualified and no condition exists that would reasonably be expected to result in the loss of such qualified status.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers, as of the Execution Date and as of the Closing Date, as follows:

Organization and Good Standing

.  Buyer is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Authority

.  Buyer has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Sale Transaction have been duly authorized by all requisite corporate or similar action on the part of Buyer.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Buyer is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other Parties) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Buyer is a party constitutes legal, valid and binding obligations of Buyer enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Consents

.  To Buyer’s Knowledge, no Consent of any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which Buyer is a party, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of the Sale Transaction or the taking by Buyer of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except (a) for the entry of the Sale Order, (b) for Consents required in connection with the Chapter 11 Cases, (c) for Consents set forth on Schedule 5.3, and (d) any Consents the failure of which to obtain would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

No Conflict

.  When the Consents and other actions described in Section 5.3, including approval of the Bankruptcy Court, have been obtained and taken, to Buyer’s Knowledge, the execution and delivery of this Agreement, the Transaction Documents and any other agreement, document or instrument contemplated hereby or thereby to which Buyer is a party, the consummation of the Sale Transaction and the taking by Buyer of any other action contemplated hereby or thereby will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which Buyer is bound, (b) the partnership agreement, bylaws or other governing documents of Buyer, (c) any Order or (d) any applicable Law, except in the case of each of clauses (a), (c) and (d), as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Bankruptcy

.  There are no bankruptcy, reorganization, receivership or similar debt adjustment proceedings pending, being contemplated by, or to Buyer’s Knowledge, threatened against Buyer.

Litigation

.  There are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer, or to which Buyer is otherwise a party before any Governmental Authority, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  Buyer is not subject to any Order except to the extent the same would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Brokers or Finders

.  Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller is or will become liable, and Buyer shall hold harmless and indemnify the Sellers from any claims with respect to any such fees or commissions.

Availability of Funds

.  Buyer will have at Closing sufficient funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) in cash to pay or cause to be paid the Purchase Price and the fees and expenses required to be paid by Buyer in connection with the Sale Transaction and to effect the Sale Transaction.  As of the Execution Date and upon the consummation of the Sale Transaction, (i) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (ii) Buyer will not be left with unreasonably small capital, (iii) Buyer will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of Buyer will not be impaired.

Business Use; Bargaining Position; Representation

.  Buyer is purchasing the Assets for commercial or business use and has knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of a transaction such as the Sale Transaction.  Buyer is not in a significantly disparate bargaining position with the Sellers and is represented by legal counsel.

Qualification

.  Buyer (or, if applicable, Buyer’s designated operator) is now or at Closing will be, and thereafter will continue to be, qualified to own and, as applicable, operate any federal oil, gas and mineral leases, and any oil, gas and mineral leases for all states in which the Assets are located, including meeting all bonding requirements under applicable Law.  Consummating the transaction contemplated in this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by applicable Law.

Bond Qualifications

.  Buyer is unaware of any fact or circumstance which would preclude or inhibit Buyer’s regulatory qualification to operate the Leases and Wells for which a Seller is operator, including meeting the existing or increased state and federal bonding or supplemental security requirements of any state or federal authority having jurisdiction.

ARTICLE 6
DISCLAIMER OF WARRANTIES

No Other Representations; Disclaimers

.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY AFFILIATE OR REPRESENTATIVE OF THE SELLERS OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, THE SELLERS’ COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE SELLERS).  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS,

IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (iii) ANY INFRINGEMENT BY THE SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (iv) ANY INFORMATION, DATA, OR OTHER MATERIALS (WHETHER WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF THE SELLERS (INCLUDING IN RESPECT OF ANY SEISMIC DATA, THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), AND (v) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

(b)BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM THE SELLERS’ METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING PRIOR TO THE EFFECTIVE DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING AFTER THE EFFECTIVE DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

(c)Buyer acknowledges and affirms that it has made, or will have made as of the Closing, its own independent investigation, analysis, and evaluation of the transactions contemplated hereby and the Assets (including Buyer’s own estimate and appraisal of the extent and value of the Sellers’ Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets).  Buyer acknowledges that in entering into this Agreement, it has relied only on the aforementioned investigation and the express representations and warranties of the Sellers contained in this Agreement and the Transaction Documents.  Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Action of any kind against a Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

ARTICLE 7
ACTIONS PRIOR TO THE CLOSING DATE

Access and Reports

.

(a)Subject to applicable Law, upon receipt of written notice from Buyer of any such activities no less than two (2) Business Days in advance, the Sellers shall (and shall cause their Affiliates to) afford Buyer’s authorized representatives reasonable access, during normal business hours until the date that is two (2) Business Days prior to the scheduled Closing Date, to its employees, properties, books, and all Contract, land, lease, accounting and Asset Tax records, and operational records, and, during such period, the Sellers shall furnish promptly to Buyer all information the Sellers may have concerning the Assets as may reasonably be requested (including Property Records and reserve reports related to the Assets); provided, however, such access shall not interfere with the ordinary conduct of business or the operation of the Assets and, unless the Company provides written consent otherwise, at all times during such access, Buyer’s authorized representatives shall be accompanied by at least one representative of the Company.  All requests for information made pursuant to this Section 7.1 shall be submitted in accordance with Section 14.5.  All such information shall be governed by the terms of the Confidentiality Agreement.

(b)From and after the execution of this Agreement until the date that is five (5) Business Days prior to the scheduled Closing Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Assets operated by the Sellers.  During the Sellers’ regular hours of business and after providing the Company with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than a Seller) and any other third party whose permission is legally required, which the Sellers shall reasonably cooperate with Buyer in securing), Buyer and its authorized representatives shall be permitted to enter upon the Assets, inspect the same, review all of the Sellers’ files and records (other than those for which the Sellers have an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations; provided, however, that such entry shall not interfere with the ordinary conduct of business or operation of the Assets and, unless the Company provides written consent otherwise, at all times during such entry, Buyer’s authorized representatives shall be accompanied by at least one representative of the Company.  No sampling or other invasive inspections of the Oil and Gas Assets may be conducted without the Company’s prior written consent, which consent may be withheld in the Company’s sole discretion.  The Sellers will have the right, which they may exercise in their sole discretion, to (i) observe such investigation, and (ii) promptly receive a copy of all results, analyses, reports, and reviews, except for such information for which Buyer has an attorney-client privilege.  All information obtained or reviewed by Buyer shall be maintained confidential by Buyer and shall be governed by the terms of the Confidentiality Agreement.

(c)This Section 7.1 shall not require the Sellers to permit any access to, or to disclose (i) any information to the extent that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Sellers, such disclosure is reasonably likely to result in any violation of any applicable Law or Order or any Contract to which a Seller is a party or waiver of any privilege (including attorney-client privilege) that a Seller would be entitled to assert with respect to such information and which waiver of such privilege could in the Sellers’ good faith judgment adversely affect in any material respect Sellers’ position in any pending or, what the Sellers reasonably believe in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if the Sellers, on the one hand, and Buyer or any of its Affiliates, on the other hand are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided, that, in the case of clause (i) the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Sellers (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such applicable

Law or Order or Contract or be reasonably likely to cause such privilege to be waived with respect to such information or (B) could reasonably (in the good faith belief of the Sellers (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee representatives of Buyer could be provided access to such information; and further provided that nothing in this Section 7.1(c) shall relieve any Seller of its obligation to disclose any information that it is otherwise obligated to disclose pursuant to any other provision in this Agreement; provided, further, however that, notwithstanding anything to the contrary herein, nothing in this Section 7.1(c) is intended to limit in any way the Parties’ right to obtain documents or information otherwise permitted through the discovery process.  Moreover, to the extent that the Sellers withhold any information pursuant to this Section 7.1(c), the Sellers shall promptly notify Buyer, in writing, that it has withheld information pursuant to this Section 7.1(c) and inform Buyer of both the general subject matter of the withheld information and the specific bases for withholding it.

(d)The information provided pursuant to this Section 7.1 shall be used solely for the purpose of the transactions contemplated by this Agreement, and such information shall be kept confidential by Buyer and the Sellers in accordance with, and Buyer and the Sellers shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreement.

(e)BUYER HEREBY AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS THE SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY  BE ASSERTED AGAINST ANY SELLER PARTY BASED UPON INJURY TO PERSON, INCLUDING DEATH, OR TO PROPERTY, ARISING IN ANY MANNER WHATSOEVER FROM ANY INSPECTION BY ANY BUYER PARTY OF THE ASSETS AND ACCESS BY ANY BUYER PARTY TO THE ASSETS PRIOR TO THE CLOSING DATE, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF ANY SELLER PARTY, UNLESS AND TO THE EXTENT SUCH INJURY WAS OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER PARTY.

Preferential Rights

.

(a)Within two (2) Business Days after the Sale Order is entered, the Sellers shall deliver to each holder of a Preferential Right a notice that is in material compliance with the contractual provisions applicable thereto, offering to sell to each such holder the applicable Assets subject to such Preferential Right in accordance with the terms of this Agreement and in exchange for an amount equal to the Allocated Value of such Asset, adjusted as set forth in this Agreement, or, alternatively, seeking such holder’s waiver of the Preferential Right applicable to the Assets which are subject to such Preferential Right; it being understood and agreed by the Parties that the Sellers shall use commercially reasonable efforts to obtain, but for the avoidance of doubt shall not be obligated to make any payments or undertake other material obligations in connection with the obtaining of, such waivers. If, following the Sale Order, Buyer discovers a Preferential Right that is not set forth on Schedule 4.9, Buyer may, at its option, provide a written notice to the Sellers of such Preferential Right, and the Sellers shall deliver a written notice as described in the immediately preceding sentence to the holder of such Preferential Right.

(b)If, as of the Closing, a holder of a Preferential Right has elected to exercise its Preferential Right with respect to the Assets to which its Preferential Right applies, then (i) each of the Assets affected by such Preferential Right shall be held back from the Assets conveyed at Closing, without reduction to the Purchase Price, (ii) such Assets shall thereafter be Excluded Assets (except as otherwise provided in the following sentence), and (iii) at Closing or the consummation of the purchase and sale of such Assets with the holder of such Preferential Right, whichever is later, the Sellers shall pay (or shall cause such holder to pay) to Buyer the Allocated Value of such Excluded Assets.  If for any reason after Closing, the purchase and sale of such Assets is not or cannot be consummated with the holder of such Preferential Right and the Sellers are permitted after Closing (including pursuant to the Sale Order) to transfer such Assets to Buyer pursuant to the terms of such Preferential Right, then the Assets affected by such Preferential Right will be conveyed to Buyer at a subsequent Closing to be held within ten (10) Business Days thereafter, at which subsequent closing the Sellers shall assign, transfer and convey to Buyer, and Buyer shall acquire and accept from the Sellers, such Assets pursuant to the terms of this Agreement.  Notwithstanding the foregoing, nothing in this Section 7.2 shall prevent the Sellers from ceasing operations or winding up its affairs following the Closing.

(c)All Assets for which any applicable Preferential Right (i) has been waived, (ii) as to which the period to exercise the applicable Preferential Right has expired without the exercise thereof, or (iii) has not been exercised or waived and the time for exercising such Preferential Right has not expired, in each case, prior to Closing shall be transferred to Buyer at Closing pursuant to the provisions of this Agreement.  With respect to any Preferential Right described in Section 7.2(c)(iii) above, in the event the holder thereof exercises such Preferential Right after Closing to consummate the purchase of the Asset(s) to which such Preferential Right applies, Buyer shall comply with the terms of such Preferential Right and shall be entitled to, and such holder shall pay to Buyer, all of the proceeds generated from the exercise of such Preferential Right.

(d)The provisions of this Section 7.2 shall only apply with respect to those Assets that are subject to Preferential Rights and that (i) cannot be acquired by Buyer free and clear of such Preferential Rights pursuant to the Sale Order and/or the Bankruptcy Code or (ii) are not rendered unenforceable in connection with the Sale Transaction by the Sale Order and/or the Bankruptcy Code.

Casualty Losses

.  In the event of any Casualty Loss, this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Sale Transaction. In the event that both (a) the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds $100,000.00 net to the Sellers’ interest, and (b) the Allocated Value of the affected Assets exceeds such $100,000.00 amount, the Sellers must elect by written notice to Buyer prior to Closing either to (i) cause the Assets affected by such Casualty Loss to be fully repaired or restored, at the Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), in which case the Sellers shall retain all rights to insurance and other claims against third parties with respect to the applicable Casualty Loss except to the extent the Parties agree otherwise in writing, or (ii) cause the Assets affected by such Casualty Loss to be conveyed to Buyer at Closing with no adjustment to the Purchase Price for the same, but (A) pay to Buyer all sums paid to the Sellers by third parties by reason of any Casualty Loss, and (B) assign, transfer and set over unto Buyer all of the right, title and interest of the Sellers in and to any unpaid awards or other payments from third parties arising out of any Casualty Loss, in each case of (ii)(A) and (ii)(B) above only for amounts not used to reimburse the Sellers for the Sellers’ actual expenditures or commitments in repairing damage to or replacing any Assets affected by such Casualty Loss.  In each case, the Sellers shall have no other Liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, OR VIOLATION OF AN APPLICABLE LAW OR ORDER BY A SELLER OR ANY SELLER PARTY.  Notwithstanding anything stated in this Agreement to the contrary, in no event shall the following be considered “Casualty Losses”: (x) production declines or any adverse change in the production characteristics or downhole condition of any well, including any well watering out, or experiencing a collapse in the casing or sand infiltration, from and after the Execution Date or (y) depreciation of any assets that constitute personal property through ordinary wear and tear.

Operations Prior to the Closing Date

.  The Sellers covenant and agree that, except (w) as expressly contemplated by this Agreement, (x) as disclosed in Schedule 7.4, (y) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as otherwise required by applicable Laws or Orders, subject to any approvals required by the Bankruptcy Court, from and after the Execution Date and until the Closing:

(a)The Sellers shall operate, manage and administer the Assets in a good and workmanlike manner consistent with their past practices.

(b)The Sellers shall not, and shall cause their respective Affiliates not to:

(i)exercise any election to abandon any Asset (except any abandonment of Leases to the extent such Leases terminate pursuant to their terms);

(ii)make any election to be a non-consenting co-owner or other election not to participate in any operation with respect to any of the Assets;

(iii)propose or agree to participate in any single operation with respect to any of the Assets with an anticipated cost in excess of $200,000.00 (net to the Sellers’ interest), except for emergency operations, operations scheduled under the AFEs, operations required by any Governmental Authority or workover operations;

(iv)terminate, cancel or materially amend or modify any Assigned Contract or Lease;

(v)sell, lease, encumber or otherwise dispose of all or any portion of the Assets, except with respect to Preferential Rights as provided herein and sales of Hydrocarbons, equipment or inventory in the ordinary course of business;

(vi)waive, release, assign, settle or compromise any material Action to the extent that such waiver, release, assignment, settlement or compromise (A) imposes any binding obligation or restriction, whether contingent or realized, on the Assets, the Business or Buyer, or (B) waive or releases any material rights or claims that would constitute Assets;

(vii)except as required by applicable Law or a Contract in effect on the date hereof, (A) increase the compensation or benefits of any Business Employee, other than as contemplated in clause (B) at the sole cost and expense of the Sellers and their Affiliates, (B) enter into, amend or otherwise modify any severance, retention, change in control, transaction bonus or similar arrangement with any Business Employee, other than at the sole cost and expense of the Sellers and their Affiliates or the termination thereof, or (C) enter into, amend or otherwise modify any employee benefit plan, program, agreement or arrangement in which any Business Employee is eligible to participate, other than as contemplated in clause (B) at the sole cost and expense of the Sellers and their Affiliates or the termination thereof;

(viii)  (A) terminate the employment of any Business Employee (other than for cause as determined consistent with past practice), (B) modify the terms and conditions of employment of any individual who qualifies as a Business Employee as of the date hereof such that such individual no longer qualifies as a Business Employee, (C) modify the terms and conditions of employment of any employee of the Sellers or their Affiliates who is not a Business Employee to provide services that are primarily dedicated to the Business or (D) hire any new employee who will be primarily dedicated to providing services the Business; or

(ix)enter into any agreement or commitment to take any action prohibited by this Section 7.4.

The acts or omissions of third parties who are not controlled Affiliates of the Sellers shall not constitute a violation of the provisions of this Section 7.4, nor shall any action required by a vote of working interest owners constitute such a violation so long as the Sellers have voted their interests in a manner consistent with the provisions of this Section 7.4.

Updates and Amendments of Exhibits and Schedules

.  Until the third (3rd) Business Day before Closing, the Sellers shall have the right to amend, modify and/or supplement Exhibit A-1, Exhibit A-6 (subject to Section 2.8) and Schedule 2.8(b) , in each case, as applicable, in order to reflect (a) any additional Executory Contracts taken by the Sellers or (b) the deletion of any Executory Contracts from any such Exhibit or Schedule.

Financing

. The Sellers shall, at the sole cost of Buyer, use their commercially reasonable efforts to, and shall cause their respective Representatives to use their commercially reasonable efforts to, provide all cooperation in connection with Buyer’s arrangement, negotiation and borrowing of financing for the Sale Transaction (the “Financing”) as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the business of the Sellers).

Lease Expirations

.  If any Lease is scheduled to expire prior to the Closing Date, the Sellers shall notify Buyer a reasonable amount of time prior to such expiration and, at the direction of Buyer and at Buyer’s sole cost and expense, the Sellers shall use their commercially reasonable efforts to renew or otherwise extend the term of such Lease.

Material Assigned Contracts

.  Prior to the Designation Deadline, the Sellers shall make available to Buyer true and correct copies of all Material Assigned Contracts (including any and all material amendments, modifications and supplements thereto).

ARTICLE 8
CLOSING AND POST-CLOSING OBLIGATIONS

Closing Date

. Subject to the satisfaction of the conditions set forth in Section 12.1, Section 12.2 and Section 12.3 (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Assets and the assumption of the Assumed Obligations provided for in ARTICLE 2 (the “Closing”) will take place remotely by the electronic exchange of documents and signatures in PDF format at 10:00 a.m. Central Standard Time on the date that is two (2) Business Days after the satisfaction or waiver of the conditions set forth in ARTICLE 12 (other than conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Parties may agree in writing.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date”.

Deliveries by the Sellers

.  At the Closing, the Sellers shall deliver to Buyer:

(a)the assignment documents (in sufficient counterparts for recording) for the assignment and conveyance of the Assets to be transferred under this Agreement free and clear of all Encumbrances (except for Permitted Encumbrances) substantially in the form attached hereto as Exhibit B (the “Assignment Documents”), each duly executed by the applicable Seller;

(b)assignments in the forms required by federal, state, or county agencies for the assignment of any federal, state, or county Assets, duly executed by the Seller, in sufficient duplicate originals to allow recording in all appropriate offices;

(c)a certified copy of the Sale Order;

(d)the letters-in-lieu of transfer orders to be prepared by Buyer and change of operator forms to be prepared by the Sellers, in each case duly executed (and acknowledged, where applicable) by the applicable Seller;

(e)the officers certificate required to be delivered pursuant to Section 12.1(a) and Section 12.1(b);

(f)a joint instruction to the Escrow Agent, duly executed by the Company, requiring the Escrow Agent to pay the Escrowed Funds at the Closing to the accounts designated in writing by the Company prior to Closing;

(g)a FIRPTA Certificate from each Seller (or, if a Seller is classified as a disregarded entity for U.S. federal income Tax purposes, from such Seller’s regarded owner); and

(h)duly-executed, recordable releases (in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located) in form reasonably acceptable to

Buyer of any mortgages or security interests over the Assets, in each case, securing indebtedness for borrowed money of a Seller Party or any of their respective Affiliates.

Deliveries by Buyer

.  At the Closing, Buyer shall deliver to the Company:

(a)an amount equal to (i) the Purchase Price, as adjusted by the amount shown on the Settlement Statement in accordance with the terms and conditions set forth in this Agreement, minus (B) the Escrowed Funds, by wire transfer in immediately available funds to the accounts designated in writing by the Company prior to Closing;

(b)a joint instruction to the Escrow Agent, duly executed by Buyer, requiring the Escrow Agent to pay the Escrowed Funds at the Closing to the accounts designated in writing by the Company prior to Closing;

(c)the Assignment Documents, each duly executed by Buyer;

(d)assignments in the forms required by federal, state, or county agencies for the assignment of any federal, state, or county Assets, duly executed by Buyer, in sufficient duplicate originals to allow recording in all appropriate offices;

(e)the letters-in-lieu of transfer orders to be prepared by Buyer, change of operator forms to be prepared by the Sellers, any applicable change of operator notices required under applicable operating agreements, and any other applicable forms and declarations required by federal and state agencies relative to Buyer’s assumption of operations and the Plugging and Abandonment Obligations with respect to the Assets, in each case duly executed (and acknowledged, where applicable) by Buyer;

(f)the officers certificate required to be delivered pursuant to Section 12.2(a) and Section 12.2(b); and

(g)evidence (including evidence of satisfaction of all applicable bonding or insurance requirements) as the Sellers may reasonably request demonstrating that Buyer is qualified with the applicable Governmental Authorities and pursuant to any applicable operating agreement to succeed the Sellers as the owner and operator of the Assets.

Delivery of Property Records; Recording

.

(a)Within sixty (60) days after Closing, the Sellers shall deliver to Buyer the originals of the Property Records at a location designated by Buyer; provided, however, that the Sellers shall have the right to retain a copy of all Property Records and provided that, until such time as the Property Records are so delivered, Buyer shall have reasonable access at the Sellers’ offices to the Property Records during normal business hours.  Any reasonable, documented, out-of-pocket cost of transportation, postage or delivery paid by any Seller in order to deliver the originals of the Property Records to Buyer shall be reimbursed by Buyer.

(b)Buyer, within thirty (30) days after Closing, shall (i) record all Assignment Documents and all other instruments that must be recorded to effectuate the transfer of the Assets, and (ii) file for approval with the applicable federal, state, tribal or local agencies all Assignment

Documents and other federal, state, tribal or local transfer documents required to effectuate transfer of the Assets.  Buyer shall provide the Company a recorded copy of each Assignment Document and other recorded instruments, and approved copies of the Assignment Documents and other federal, state, tribal or local transfer documents, as promptly as reasonably practicable after they are available.

Post-Closing Access to Property Records

.  For five (5) years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (i) Buyer shall not dispose of or destroy any of the Property Records received by Buyer as Assets and (b) Buyer shall allow the Company (including, for clarity, any trust established under a Chapter 11 plan of the Sellers or any other successors of the Sellers) and any of its directors, officers, employees, counsel, representatives, accountants and auditors reasonable access during normal business hours, at the Sellers’ (or such Person’s) sole expense and upon reasonable advance notice, to all employees and files of Buyer and their respective controlled Affiliates and any Property Records included in the Assets for purposes relating to SEC reporting obligations, the Chapter 11 Cases, the wind-down of the operations of the Sellers, the functions of any such trusts or successors, or other reasonable business purposes, and the Sellers (including any such trusts or successors) and such directors, officers, employees, counsel, representatives, accountants and auditors shall have the right to make copies of any such files, books, records and other materials.  In the event Buyer desires to destroy any Property Records during or after the time during which they must be maintained pursuant to this Section 8.5, Buyer shall first give thirty (30) days prior written notice to the Company and the Company shall have the right at its option and expense, upon prior written notice given within such thirty (30) day period to Buyer, to take possession of the applicable Property Records within ninety (90) days after the date of such notice, or such shorter period as the liquidation and winding up of the Sellers’ estates shall permit.

Governmental Approvals

.

(a)Prior to the Closing, the Sellers, on the one hand, and Buyer, on the other hand, shall each use reasonable best efforts to obtain, and to assist and cooperate with the other in obtaining, at the earliest practicable date, all necessary approvals, consents, licenses, permits, waivers or other authorizations issued, granted or otherwise made available by or under the authority of any Governmental Authority and to make all necessary registrations, declarations and filings with all Governmental Authorities, if any, including under any applicable antitrust, competition or trade Laws or regulations) and to take all commercially reasonable steps as may be necessary to avoid any proceeding by any Governmental Authority.

(b)Buyer, within thirty (30) days after Closing (to the extent such filings are customarily made after the Closing), shall file for approval with the applicable Governmental Authority all Assignment Documents and other state and federal transfer documents required to effectuate the transfer of the Assets.  Buyer further agrees promptly after Closing to take all other actions required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to the Sale Transaction, and to use its best efforts to obtain the unconditional approval by such federal or state agencies, as applicable, of (a) the Assignment Documents requiring federal or state approval in order for Buyer to be recognized by the federal or state agencies as the owner of the Assets, and (b) its qualification as the operator of record with respect to that portion of the Assets for which it is elected successor operator under the operating

Contracts applicable to any of the Assets, together with any necessary rights of use and easements as to the pipeline(s) included in the Assets.  Buyer shall provide the Company approved copies of the Assignment Documents and other state and federal transfer documents as soon as they are available.

Change of Operator Requirements

.  Buyer shall use commercially reasonable efforts to succeed (or to cause an operator designated by Buyer to succeed) the Sellers as operator of those portions of the Assets for which a Seller serves as operator.  In connection therewith, Buyer (or its designee) shall promptly file all appropriate forms, declarations and bonds (or other authorized forms of security) with all applicable federal and state agencies relative to its assumption of operations.  Buyer shall furnish to the Company copies of all approvals, in the form granted by such federal and state agencies, relative to Buyer (or its designee’s) assumption of operations, as soon as such approvals become available.  In no event do the Sellers provide any warranty, covenant or other assurance that Buyer (or its designee) will succeed any Seller as operator of any portion of the Assets as the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.

Seller Marks

.  As soon as reasonably practicable after the Closing, but in no event more than ninety (90) days after the Closing Date, Buyer shall use commercially reasonable efforts to: (a) cease using any trademarks, service marks, trade names, slogans, domain names, social media identifiers, logos, trade dress and other identifiers of source, and registrations and applications for registrations hereof (including all goodwill associated with the foregoing) (collectively, “Trademarks”), in each case, incorporating or containing “Approach” or any word or expression similar thereto or constituting an abbreviation or derivation thereof (collectively and together with all other Trademarks owned by the Sellers, the “Seller Marks”) and (b) to the extent applicable, remove any and all Seller Marks from any Assets.  Following the Closing, except as provided herein, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale, marketing, promotion, or advertising of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations.  Following the Closing, Buyer will not be entitled to adopt, use, license or employ, and shall have no right to any Seller Marks, and Buyer shall not otherwise hold themselves out as having any affiliation with the Sellers.  For clarity, nothing in this Section 8.8 restricts Buyer from using or referencing the Seller Marks in (x) a non-trademark manner to describe or provide information regarding the history of the Assets or (y) as required by applicable Law.

Payment of Broker’s and Finder’s Fees

.  At the Closing, the Sellers shall pay all of the fees and costs and expenses due to its brokers, finders and investment bankers.  The Sellers’ obligations under this Section 8.9 shall survive the expiration or any termination of this Agreement.

Adequate Assurance and Performance; Security Arrangements

.

(a)With respect to each Assigned Contract, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Contract.  Buyer and the Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and the Sellers’ employees and representatives reasonably available to testify before the Bankruptcy Court.

(b)Buyer shall pay, perform or satisfy the Assumed Obligations from time to time and as such Assumed Obligations become due and payable or are required to be performed or satisfied in accordance with their respective terms.

(c)Without limiting the provisions of Section 8.10(b), Buyer acknowledges that various bonds, surety bonds, letters of credit, guarantees, and/or cash deposits, including those set forth on Schedule 8.10(c) (collectively the “Security Arrangements”) have been provided by the Sellers and/or their Affiliates to secure the payment and/or performance of certain of the Sellers’ obligations related to the Assets.  Buyer acknowledges that the Sellers have no duty to maintain any Security Arrangements after the Closing.  To the extent the Sellers and/or any of their Affiliates have any obligations pursuant to any Security Arrangement or have pledged or otherwise provided any property that secures any such Security Arrangement (collectively, the “Sellers’ Obligations”), Buyer shall take such actions as are reasonably necessary to cause the Sellers’ Obligations arising under the Security Arrangements set forth on Schedule 8.10(c) (and such Security Arrangements) to be released and terminated, and any of the Sellers’ property pledged or otherwise provided to secure such Security Arrangements returned to the Sellers, concurrent with the Closing.  As to those Security Arrangements not listed on Schedule 8.10(c), Buyer shall use commercially reasonable efforts to cause the Sellers’ Obligations arising under such Security Arrangements (and such Security Arrangements) to be released and terminated, and any of the Sellers’ property pledged or otherwise provided to secure such Security Arrangements returned to the Sellers, within thirty (30) days following the Sellers’ notifying Buyer (or if earlier, Buyer’s otherwise becoming aware) of such Security Arrangement.

Further Assurances

.  Subject to the other provisions of this Agreement and any relevant Order of the Bankruptcy Court, Buyer and each Seller shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the Sale Transaction, (b) provide the other Parties with reasonable cooperation and take such actions as such other Parties may reasonably request in connection with the consummation of the Sale Transaction, and (c) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Sale Transaction.  Without limiting the foregoing, Buyer and each Seller shall use its commercially reasonable efforts to defend any Action which would prevent the condition to Closing described in Section 12.3(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority with respect thereto vacated or reversed, and will cooperate with each other in connection with the foregoing.  Notwithstanding anything to the contrary provided elsewhere in this Agreement, no action or inaction on the part of any director or officer of any Seller that such director or officer reasonably believes, upon the advice of outside counsel, is required by their fiduciary duties to such Seller shall be limited or precluded by this Agreement; provided, however, that no such action or inaction shall be deemed to prevent Buyer from exercising any termination rights or any other rights or remedies it may have hereunder as a result of such action or inaction.  In the event that, following the Closing, (i) Buyer or its designee holds any Excluded Assets or

Excluded Obligations or (ii) any Seller holds any Assets or Assumed Obligations, Buyer or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

Employee Matters

.  Within five (5) Business Days after the Execution Date, the Sellers shall provide Buyer with a list of each employee of the Sellers or any of their Affiliates who provide services to the Business (the “Business Employees”), including (a) name, (b) position or title, (c) primary location of employment, (d) date of hire, (e) base salary (or hourly wage rate), (f) incentive compensation opportunity, (g) full-time or part-time status and (h) exempt or non-exempt status under the Fair Labor Standards Act.  Between the Execution Date and the Closing Date, the Sellers and their Affiliates shall use commercially reasonable efforts to maintain the employment relationships of the Business Employees.  Buyer shall make offers of employment to those Business Employees who are determined by Buyer to be necessary for the ongoing operation of the Business as a going concern after the Closing with such terms and conditions as are determined by Buyer in its sole discretion.  Not later than ten (10) Business Days prior to the Closing Date, Buyer shall provide the Sellers with a list of the material terms (including compensation details, position and location of employment) of each such offer made to each Business Employee.  Each such Business Employee who accepts such offer of employment and commences employment with Buyer effective as of the Closing shall be referred to as a “Transferred Employee”.  Buyer acknowledges and agrees that, from the initial date of employment of a Transferred Employee until the date that is six months thereafter, Buyer shall be responsible for providing each such Transferred Employee with severance benefits upon a qualifying termination of employment at least as beneficial to such Transferred Employee as set forth in the material terms of any severance plan that may be put in place by the Company prior to Closing, the terms of which have been made available to Buyer prior to the Execution Date.  Nothing in this Section 8.12 shall be deemed to create any third-party beneficiary rights in favor of any Business Employee or any other Person who is not a party to this Agreement.

ARTICLE 9
BANKRUPTCY COURT MATTERS

Bankruptcy Court Filings

.

(a)Notwithstanding any conflicting or inconsistent provision of this Agreement, the Sellers’ obligations under this Agreement are subject to and contingent upon the entry of the Sale Order.  The Sellers will pursue the entry of the Sale Order in accordance with and subject to the Bid Procedures Order (including the Plan Toggle Right).  Buyer agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer of the Assigned Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(b)The Sellers shall consult with Buyer concerning the Bid Procedures Order, the Sale Order and any other Orders of the Bankruptcy Court relating to the transactions contemplated herein, and the bankruptcy proceedings in connection therewith, and provide Buyer with copies of any material applications, pleadings, notices, proposed Orders and other documents to be filed by the Sellers in the Chapter 11 Cases that reasonably relate to this Agreement, the Sale Transaction, the Bid Procedures or Buyer prior to the making of any such filing or submission to the Bankruptcy Court.  The Sellers shall provide Buyer with notice as promptly as practicable of (i) the filing of any objection to (or any threat or notice of intention of any Person to file any objection to) this Agreement, the Sale Transaction, the Bid Procedures or Buyer, or (ii) the commencement of (or any threat or notice of intention of any Person to commence), any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, that relates in any way to this Agreement, the Sale Transaction, the Bid Procedures or Buyer.  In the event an appeal is taken or a stay pending appeal is requested from the Sale Order, the Sellers shall immediately notify Buyer of such appeal or stay request and shall provide Buyer as promptly as practicable a copy of the related notice of appeal or order of stay.  The Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from such orders.  The Sellers agree to take all action as may be reasonable and appropriate to defend against such appeal or stay request and the Sellers and Buyer agree to use their reasonable best efforts to obtain an expedited resolution of such appeal or stay request.

(c)After entry of the Sale Order, to the extent Buyer is the Prevailing Purchaser at the Auction, neither Buyer nor the Sellers shall take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order.

Submission to Jurisdiction; Consent to Service of Process

.

(a)Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes, which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Sale Transaction, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 14.5; provided, however, that if the Chapter 11 Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas and any federal appellate court therefrom within the State of Texas (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in a Texas state court of competent jurisdiction) and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)Each of the Parties hereby consent to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 14.5;

provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

Bid Procedures

.

(a)The bid procedures to be employed with respect to this Agreement shall be the Bid Procedures approved by the Bid Procedures Order. Buyer agrees and acknowledges that the Sellers and their respective representatives and Affiliates are and may continue soliciting inquiries, proposals or offers from third parties for the Assets solely in accordance with the Bid Procedures Order.

(b)Except in connection with marketing the sale of the Assets to Potential Bidders (as defined in the Bid Procedures) in accordance with the Bid Procedures Order, the Sellers shall not, and shall cause their representatives, Affiliates, and their Affiliates’ representatives not to solicit, negotiate or discuss with any Person (other than Buyer its Affiliates, agents and representatives) (and the Sellers shall, and shall cause their representatives, Affiliates, and their Affiliates’ representatives, to cease immediately any such ongoing activity), or enter into any agreement or understanding with respect to, or approve, recommend or knowingly facilitate, any Alternative Transaction.  The Sellers shall immediately instruct any Person that is not a Potential Bidder (as defined in the Bid Procedures) or a Qualified Bidder (as defined in the Bid Procedures) in possession of confidential information about the Sellers that was furnished by or on behalf of the Sellers in connection with any actual or potential Alternative Transaction to return or destroy all such information or documents or material incorporating such information in accordance with the confidentiality or similar agreement governing treatment of such confidential information.  The Sellers shall not be deemed to have violated or breached their obligations set forth in the first sentence of this Section 9.3(b) solely as a result of their receipt, without engaging in any of the conduct prohibited by such sentence, of an unsolicited Alternative Transaction proposal.

Back-Up Bidder Commitment

(a).  Notwithstanding anything in the Bid Procedures or the Bid Procedures Order to the contrary, Buyer’s obligation to act as a Back-Up Bidder (as defined in the Bid Procedures Order) shall automatically cease upon the first to occur of (a) April 30, 2020, or (b) the adjournment or cancellation of the Sale Hearing (as defined in the Bid Procedures Order) in the circumstances described in clause (ii) of paragraph 16 of the Bid Procedures Order.

Sale Free and Clear

.  The Sellers acknowledge and agree, and the Sale Order shall be drafted to provide, without limitation, that, (a) on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances, against or created by the Sellers, any of their Affiliates, or the bankruptcy estates of the Sellers, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Assets and (b) Buyer is not the successor to any Seller or the bankruptcy estate of any Seller by reason of any theory of law or equity, and Buyer shall not assume or in any way be responsible for any Liability of the Sellers, any of their Affiliates and/or any of their bankruptcy estates, except as expressly provided in this Agreement or the Sale Order.  On the Closing Date, the Assets shall be transferred to Buyer free and clear of all obligations, Liabilities and Encumbrances (other than Permitted Encumbrances) to the fullest extent permitted by Section 363 of the Bankruptcy Code.

ARTICLE 10
TITLE AND ENVIRONMENTAL MATTERS

NORM

.  BUYER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND WATER AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON, UNDER OR ASSOCIATED WITH THE ASSETS.  EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN NORM.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES; AND NORM CONTAINING MATERIAL AND OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL OR OTHERWISE BEEN DISPOSED OF ON OR AROUND THE ASSETS.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS OR HAZARDOUS SUBSTANCES, INCLUDING HYDROGEN SULFIDE GAS AND NORM FROM THE ASSETS.  FROM AND AFTER THE CLOSING, BUYER SHALL ASSUME RESPONSIBILITY FOR THE CONTROL, STORAGE, HANDLING, TRANSPORTING AND DISPOSING OF OR DISCHARGE OF ALL MATERIALS, SUBSTANCES AND WASTES FROM THE ASSETS (INCLUDING PRODUCED WATER, HYDROGEN SULFIDE GAS, DRILLING FLUIDS, NORM AND OTHER WASTES) FROM THE ASSETS PRESENT AFTER THE EFFECTIVE DATE, IN A SAFE AND PRUDENT MANNER AND IN ACCORDANCE WITH ALL APPLICABLE ENVIRONMENTAL LAWS.

Notice of Title Defects; Title Defect Adjustments

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Title Defect Notices

(b).  On or before the Defect Claim Date, Buyer may deliver claim notices to the Company (collectively, the “Title Defect Notices” and each individually, a “Title Defect Notice”) setting forth any matter that, in Buyer’s reasonable opinion, constitutes a Title Defect and that Buyer intends to assert as a Title Defect pursuant to this Section 10.2.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and the Sellers shall have no liability for, any Title Defect or other title matter that Buyer fails to assert as a Title Defect by a Title Defect Notice delivered to the Company on or before the Defect Claim Date.  To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, (ii) identification of the Subject Property affected by the Title Defect (such Subject Property, each, as applicable, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documentation available to Buyer reasonably necessary for the Company to identify the existence of the alleged Title Defect, and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations (with reasonable supporting detail) upon which Buyer’s belief is based. To give the Company an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give the Company timely written notice of all Title Defects discovered by Buyer (together with any Title Benefits discovered by Buyer) after the Execution Date until the Defect Claim Date.  Such notice may be preliminary in nature and may be supplemented on or prior to the Defect Claim Date; provided that failure of Buyer to deliver a preliminary notice of any such Title Defect shall not be deemed to waive or otherwise prejudice Buyer’s right to assert any Title Defect on or before the Defect Claim Date. Buyer shall also promptly furnish the Company with written notice of any Title Benefit that is discovered by any Buyer representative prior to the Defect Claim Date.

(b)Title Benefit Notices.  In addition to Title Benefits reported by Buyer pursuant to Section 10.2(a), the Company shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date a notice meeting the requirements of this Section 10.2(b) (collectively, the “Title Benefit Notices”, and each individually, a “Title Benefit Notice”) setting forth any additional matters that, in the Company’s reasonable opinion, constitute Title Benefits and that the Company intends to assert as a Title Benefit pursuant to this Section 10.2. To be effective, each Title Benefit Notice shall be in writing and shall include: (i) a description of the alleged Title Benefit, (ii) the Subject Property affected by the Title Benefit (each, as applicable, a “Title Benefit Property”), (iii) the Allocated Value of the Title Benefit Property, (iv) supporting documents available to the Company reasonably necessary for Buyer to identify the existence of the alleged Title Benefit, and (v) the amount by which the Company reasonably believes the Allocated Value of each Title Benefit Property should be increased by the alleged Title Benefit and the computations (with reasonable supporting detail) upon which the Company’s belief is based. The Company shall be deemed to have waived, and Buyer shall not have any liability for, any Title Benefit that the Company fails to assert as a Title Benefit by a Title Benefit Notice delivered to Buyer on or before the Defect Claim Date.

Remedies for Title Defects

.  Subject to (i) the Company’s right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, (ii) the Individual Title Defect Threshold and (iii) the Aggregate Deductible, if any Title Defect timely asserted by Buyer in accordance with Section 10.2(a) is not waived in writing by Buyer or cured by Closing, then in connection with the Closing (unless, as of the Closing, Buyer and the Company are in disagreement with respect to the existence of such Title Defect or any associated Title Defect Amount, in each of which case the applicable Title Dispute shall, unless otherwise agreed by the Parties, be addressed pursuant to Section 10.2(h)), the Company shall, at its sole option and discretion, elect one or more of the following remedies for such Title Defect:

(i)the applicable Seller will convey the entirety of the Title Defect Property that is subject to such Title Defect to Buyer, together with all associated Assets, at Closing, and make an accompanying reduction to the Purchase Price in an amount determined pursuant to Section 10.2(e) as being the value of such Title Defect to the extent affecting the applicable Title Defect Property (the “Title Defect Amount”); or

(ii)if and only if the aggregate Title Defect Amount for a Title Defect Property equals or exceeds the Allocated Value thereof, the applicable Seller may retain the entirety of the Title Defect Property that is subject to such Title Defect (in which case, such Title Defect Property shall become an Excluded Asset hereunder) and reduce the Purchase Price by an amount equal to the Allocated Value of such Title Defect Property.

For the avoidance of doubt, if the Company elects to cure any Title Defect and fully cures such Title Defect prior to Closing, the Assets affected by such Title Defect shall be conveyed to Buyer at Closing and there shall be no adjustment to the Purchase Price for such Title Defect.

Remedies for Title Benefits

.  Subject to Buyer’s right to dispute any Title Benefit or associated Title Benefit Amount, if any Title Benefits for which the Title Benefit Amount exceeds the Individual Title Defect Threshold are identified by Buyer pursuant to Section 10.2(a) or are timely asserted by Seller in accordance with Section 10.2(b) then, as the Sellers’ sole and exclusive remedy for any such Title Benefits, the aggregate amount of all such Title Benefit Amounts (solely to the extent such Title Benefit Amounts exceed the Individual Title Defect Threshold) shall be applied as to offset the aggregate Title Defect Amounts.  For the avoidance of doubt, Title Benefit Amounts shall in no event increase the Purchase Price and shall, instead, solely offset Title Defect Amounts.

Title Defect Amount

.  The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i)if the Company and Buyer agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)if the Title Defect is an obligation, Encumbrance or burden that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to permanently and fully discharge the Title Defect from the Title Defect Property;

(iii)if the Title Defect Property is a Well and the Title Defect represents a decrease in the Net Revenue Interest for such Title Defect Property such that the actual Net Revenue Interest for such Title Defect Property is less than the Net Revenue Interest set forth in Exhibit A-2 for such Title Defect Property, and the Working Interest for such Title Well is reduced proportionately, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Title Defect Property, multiplied by (B) a fraction, the numerator of which is the amount of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-2;

(iv)if the Title Defect Property is a Lease or Unit and the Title Defect represents a decrease in the Net Mineral Acres such that the Net Mineral Acres are less than the Net Mineral Acres set forth in Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Lease or Unit, multiplied by a fraction, the numerator of which is the Net Mineral Acres decrease and the denominator of which is the Net Mineral Acres set forth for such Title Defect Property in Exhibit A-1;

(v)if the Title Defect represents an obligation or Encumbrance upon or other defect in title affecting the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation;

(vi)the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)notwithstanding anything to the contrary in this Section 10.2, except with respect to any Title Defect for which the Title Defect Amount is determined pursuant to Section 10.2(e)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property (whether related to an adjustment to the Purchase Price or any other remedy provided by Seller hereunder) shall not exceed the Allocated Value of such Title Defect Property.

Title Benefit Amount

.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)if Buyer and the Company agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)if the Title Benefit Property is a Well and the Title Benefit represents an increase in the Net Revenue Interest for such Title Benefit Property such that the actual Net Revenue Interest for such Title Benefit Property is greater than the Net Revenue Interest stated in Exhibit A-2 for such Title Benefit Property, and the Working Interest is increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the value of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-2;

(iii)if the Title Benefit Property is a Lease or Unit and the Title Benefit represents an increase in the Net Mineral Acres such that the Net Mineral Acres are greater than the Net Mineral Acres set forth in Exhibit A-1, then the Title Benefit Amount shall be the product of the Allocated Value of such Lease or Unit, multiplied by a fraction, the numerator of which is the Net Mineral Acres increase and the denominator of which is the Net Mineral Acres set forth for such Title Defect Property in Exhibit A-1; and

(iv)if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property and such other reasonable factors as are necessary to make a proper evaluation.

Title Threshold and Deductible

.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by the Sellers hereunder for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed $25,000.00 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for any Title

Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Defect Threshold unless and until (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defect Properties retained by the applicable Seller pursuant to Section 10.2(c)(ii)), net of any offsetting Title Benefit Amounts in accordance with Section 10.2(d), plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects cured or Remediated by Seller, and (y) Environmental Defect Properties that are retained by the applicable Seller pursuant to Section 10.3(b)(ii)), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Title Defects to the extent, but only to the extent, that the Title Defect Amounts with respect thereto are in excess of such Aggregate Deductible.

Title Dispute Resolution

(i).  The Company and Buyer shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (any dispute with respect to the foregoing matters, including the existence, extent of or any cure of any Title Defect, collectively “Title Disputes”) prior to the Closing. If the Company and Buyer are unable to agree within the above applicable time period, the Title Disputes arbitrated shall be exclusively and finally resolved pursuant to this Section 10.2(h).  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 10.2(h) with respect to any Title Defect properly asserted by Buyer or any Title Benefit properly asserted by the Company prior to the Defect Claim Date, and to the extent any adjustments are not agreed upon by the Parties as of the Closing, unless the applicable Seller has elected to retain the applicable Title Defect Property pursuant to Section 10.2(c)(ii), the affected Title Defect Property shall be assigned to Buyer at Closing and the Purchase Price shall be reduced by an amount equal to the Title Defect Amount applicable for such Title Defect, as estimated in good faith by Buyer, which amount (including any disputed amounts) shall be paid into the Escrow Account at Closing and remain therein until such dispute is resolved pursuant to this Section 10.2(h).  Any Title Disputes shall be submitted to an arbitrator with at least ten (10) years’ experience in oil and gas titles including properties in the regional area in which the Subject Properties are located and who has not previously performed any paid services for or on behalf of the Sellers or Buyer or otherwise relating to the Subject Properties (the “Title Arbitrator”).  The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 10.2.  Within ten (10) days after the Title Arbitrator is appointed, Buyer and the Company shall submit written summaries of their positions regarding each Title Dispute.  Buyer and the Company shall instruct the Title Arbitrator to make a determination, choosing either the Company’s position or Buyer’s position with respect to each Title Dispute, whichever the Title Arbitrator determines complies more closely to the terms of this Agreement, within twenty (20) Business Days after the submission of the Parties’ summaries of the Title Disputes to the Title Arbitrator, and such determination shall be final and binding upon both Parties, without right of appeal.  The costs of the Title Arbitrator shall be borne one-half by the Sellers and one-half by Buyer.  In making its determination, the Title Arbitrator shall be bound by the terms of this Section 10.2 and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrators are necessary to make a proper determination.  The Title Arbitrator shall act for the limited purpose of determining the specific Title Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Title Dispute.  The Company and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator.  Within two (2) Business Days after the Title Arbitrator delivers written notice to Buyer and the Company of its decision with respect to a Title Dispute, and subject to Section 10.2(g), the Company and Buyer shall execute and deliver a joint instruction to the Escrow Agent requiring the Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in respect of the applicable Title Dispute.

Environmental Defects

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Assertions of Environmental Defects

.  On or before the Defect Claim Date, Buyer may deliver claim notices to the Company (collectively, the “Environmental Defect Notices”, and each individually, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Section 10.3. For all purposes of this Agreement and notwithstanding anything herein to the contrary, but subject to the Sellers’ representations and warranties in Section 4.13 and in the certificate delivered pursuant to Section 8.2(e), and without limiting Buyer’s conditions to Closing set forth in ARTICLE 12, the provisions of this Section 10.3 shall be the exclusive right and remedy of Buyer against the Sellers with respect to any Environmental Defect, and the Sellers shall have no liability for, any Environmental Condition that Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice delivered to the Company on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing, and shall include (i) a description of the alleged Environmental Defect (including, if applicable, the Environmental Law(s) violated or implicated thereby), (ii) identification of the Asset and Land affected by the alleged Environmental Defect (each such Asset and Land, as applicable, an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documentation available to Buyer identifying the existence of the alleged Environmental Defect, and (v) a calculation (with reasonable supporting detail) of the Remediation Amount that Buyer asserts is attributable to the alleged Environmental Defect.  To give the Sellers an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use commercially reasonable efforts to give the Sellers timely written notice of all Environmental Defects discovered by Buyer after the Execution Date until the Defect Claim Date.  Such notice may be preliminary in nature and may be supplemented on or prior to the Defect Claim Date; provided that failure of Buyer to deliver a preliminary notice of any such Environmental Defect shall not be deemed to waive or otherwise prejudice Buyer’s right to assert any Environmental Defect on or before the Defect Claim Date.  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.

Remedies for Environmental Defects

.  Subject to (i) the Sellers’ right to dispute the existence of an Environmental Defect and the Remediation Amount asserted with respect thereto, (ii) the Individual Environmental Defect Threshold, (iii) the Aggregate Deductible, and (iv) the Sellers’ right to Remediate any Environmental Defect prior to Closing, if any Environmental Defect timely asserted by Buyer in accordance with Section 10.3(a) is not waived in writing by Buyer or Remediated, then in connection with the Closing (unless, as of the Closing,

Buyer and the Company are in disagreement with respect to the existence of such Environmental Defect or any associated Remediation Amount, in each of which case the applicable Environmental Dispute shall, unless otherwise agreed by the Parties, be addressed pursuant to Section 10.3(e)) the Company shall, at its sole option and discretion, elect one or more of the following remedies for such Environmental Defect:

(i)the applicable Seller will convey the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets, at Closing, to Buyer and make an accompanying reduction to the Purchase Price by the Remediation Amount for such Environmental Defect agreed to by the Parties or otherwise determined pursuant to Section 10.3(e); or

(ii)if the Remediation Amount of the Environmental Defect Property equals or exceeds the Allocated Value of the applicable Environmental Defect Property, the applicable Seller will retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect (in which case, such Environmental Defect Property shall become an Excluded Asset hereunder) and reduce the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property.

If the option set forth in clause (i) above is selected, subject to the Sellers’ right to Remediate any Environmental Defect prior to Closing, (1) Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Liabilities (net to the Assets) with respect thereto, and (2) Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.  If the Sellers elect to attempt to Remediate any Environmental Defect prior to Closing, the Sellers shall complete such Remediation in a manner which is in compliance with the requirements of Environmental Laws in a timely fashion for the type of Remediation that the Sellers elect to undertake.  The Sellers will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to cure the Environmental Defect and comply with existing Laws or (B) upon Buyer’s satisfaction that Remediation has been completed.

Exclusive Remedy

.  Subject to the Sellers’ representations and warranties in Section 4.13 and in the certificate delivered by the Sellers at Closing, and without limiting Buyer’s conditions to Closing set forth in ARTICLE 12, the provisions of Section 10.3 shall be the exclusive right and remedy of Buyer against the Sellers with respect to any Environmental Condition, Environmental Obligation, or other environmental matter concerning the Assets, and Buyer releases, remises and forever discharges the Sellers and their Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives from any and all Liabilities in Law or in equity, known or unknown, which Buyer might now or subsequently may have, based on, relating to or arising out of this Agreement concerning environmental matters or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and state analogs, each as amended, and common Law rights of contribution.

Environmental Threshold and Deductible

.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by the Sellers hereunder for any individual Environmental Defect for which the Remediation Amount applicable thereto does not exceed $25,000.00 (the “Individual Environmental Defect Threshold”) and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by the Sellers hereunder for any Environmental Defect for which the Remediation Amount applicable thereto exceeds the Individual Environmental Defect Threshold unless and until (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (v) Environmental Defects Remediated by the Sellers, and (w) Environmental Defect Properties that are retained by the Sellers pursuant to Section 10.3(b)(ii)), plus (2) the Title Defect Amounts (net of any offsetting Title Benefit Amounts in accordance with Section 10.2(d)) of all Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by the Sellers, and (y) Title Defect Properties retained by the Sellers pursuant to Section 10.3(b)(ii)), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Environmental Defects only to the extent that the Remediation Amounts with respect thereto are in excess of such Aggregate Deductible.

Environmental Dispute Resolution

(f).  The Company and Buyer shall attempt in good faith to agree on all Environmental Defects and Remediation Amounts (any dispute with respect to the foregoing matters, collectively “Environmental Disputes”) prior to the Closing.  If the Company and Buyer are unable to agree within the above applicable time period, the Environmental Disputes shall be exclusively and finally resolved pursuant to this Section 10.3(e).  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 10.3(e) with respect to any Environmental Defect properly asserted by Buyer prior to the Defect Claim Date, and to the extent any adjustments are not agreed upon by the Parties as of the Closing, unless the applicable Seller has retained the applicable Environmental Defect Property pursuant to (and subject to the limitations in) Section 10.3(b)(ii), the affected Environmental Defect Property shall be assigned to Buyer at Closing and the Purchase Price shall be reduced by an amount equal to the Remediation Amount applicable for such Environmental Defect, as estimated in good faith by Buyer, which amount (including any disputed amounts) shall be paid into the Escrow Account at Closing and remain therein until such dispute is resolved pursuant to this Section 10.3(e).  Any Environmental Disputes shall be submitted to an arbitrator with at least ten (10) years’ experience in environmental matters involving oil and gas properties including properties in the regional area in which the Subject Properties are located and who has not previously performed any paid services for or on behalf of the Sellers or Buyer or otherwise relating to the Subject Properties (the “Environmental Arbitrator”). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 10.3. Within ten (10) days after the Environmental Arbitrator is appointed, Buyer and the Company shall submit written summaries of their positions regarding each Environmental Dispute. Buyer and the Company shall instruct the Environmental Arbitrator to make a determination, choosing either the Sellers’ position or Buyer’s position with respect to each Environmental Dispute, whichever the Environmental Arbitrator determines complies more closely to the terms of this Agreement or, with respect to disputed Remediation Amounts, more closely represents the Remediation Amount(s) to Remediate the applicable Environmental Defect, within twenty (20) Business Days after the submission of the Parties’ summaries of the Environmental Disputes to the Environmental Arbitrator, and such determination shall be final and binding upon both Parties, without right of appeal.  The costs of the Environmental Arbitrator shall be borne one-half by the Sellers and one-half by Buyer. In making its determination, the Environmental Arbitrator shall be bound by the terms of this Section 10.3, as applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrators are necessary to make a proper determination.  The Environmental Arbitrator shall act for the limited purpose of determining the specific Environmental Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Environmental Dispute. The Company (with respect to the Sellers) and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Within two (2) Business Days after the Environmental Arbitrator delivers written notice to Buyer and the Company of its decision with respect to an Environmental Dispute, and subject to Section 10.3(d), the Company and Buyer shall execute and deliver a joint instruction to the Escrow Agent requiring the Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in respect of the applicable Environmental Dispute.

ARTICLE 11
TAXES AND EXPENSES

Recording Expenses

.  Buyer shall pay all costs of recording and filing the Assignment Documents for the Assets, all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Assets and any assumption of operations by Buyer.

Asset Taxes

.  The Sellers shall be allocated and bear all Asset Taxes for any Tax period ending prior to the Effective Date and the portion of any Straddle Period ending prior to the Effective Date.  Buyer shall be allocated and bear all Asset Taxes for any Tax period beginning at or after the Effective Date and portion of any Straddle Period that begins at or after the Effective Date.  For purposes of the preceding sentence, (a) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (b) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (a) or (c)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (c) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning at the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand.  To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.

Tax Returns

.  Buyer shall be responsible for the preparation and timely filing of any Tax Returns with respect to Asset Taxes for Tax periods beginning at or after the

Effective Date that are required to be filed after the Closing Date, and the payment to the applicable taxing authority of all Asset Taxes for such Tax periods that become due and payable after the Closing Date.

Tax IRS Form 8594

.  The Sellers and Buyer further agree that for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, the Purchase Price and any Liabilities assumed by Buyer under this Agreement that are treated as consideration for Tax purposes shall be allocated among the Assets in a manner consistent with the Allocated Values, as set forth on Exhibit A-7 (the “Tax Allocation”).  The Sellers and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as reasonably possible following the Closing Date and in a manner consistent with the Tax Allocation, and, except as otherwise required by Law, neither Party nor their respective Affiliates shall take a Tax position that is inconsistent with the allocation.

Transfer Taxes

.  Buyer shall be responsible for and pay all Transfer Taxes that are not eliminated through the application of Section 1146(a) of the Bankruptcy Code, regardless of the Party on whom Liability is imposed under the provisions of the Laws relating to such Transfer Taxes.  If the Sellers are required to pay such sales, use or similar Taxes on behalf of Buyer, Buyer will reimburse the Sellers at Closing for all sales and use Taxes due and payable on the transfer of the Assets to Buyer.  The Parties shall cooperate to obtain any available exemption from such Taxes. Buyer shall timely remit, or cause to be timely remitted, all such Transfer Taxes to the appropriate Taxing Authority; provided, however, that, if Seller or any of its Affiliates pays any such Transfer Taxes, Buyer shall timely reimburse Seller for any such amounts.

ARTICLE 12
CONDITIONS TO CLOSING

Conditions Precedent to Obligations of Buyer

.  The obligation of Buyer to consummate the Sale Transaction is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)(i) the representations and warranties of the Sellers contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Seller Material Adverse Effect” and words of similar import set forth therein) in all respects as of the date hereof and as of the Closing Date (except such representations and warranties that expressly address an earlier date, which such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in a Seller Material Adverse Effect, and (ii) Buyer shall have received a certificate signed by an authorized officer of each Seller, dated the Closing Date, to the foregoing effect;

(b)the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of each Seller, dated the Closing Date, to the forgoing effect; and

(c)the Sellers shall have delivered, or caused to be delivered, to Buyer all of the items set forth in Section 8.2.

Conditions Precedent to Obligations of the Sellers

.  The obligations of the Sellers to consummate the Sale Transaction are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a)(i) the representations and warranties of Buyer contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Buyer Material Adverse Effect” and words of similar import set forth therein) in all respects as of the date hereof and as of the Closing Date (except such representations and warranties that expressly address an earlier date, which such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not resulted in a Buyer Material Adverse Effect, and (ii) the Sellers shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect;

(b)Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to or on the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Buyer on behalf of Buyer, dated the Closing Date, to the foregoing effect; and

(c)Buyer shall have delivered to the Sellers all of the items set forth in Section 8.3.

Conditions Precedent to Obligations of Buyer and the Sellers

.  The respective obligations of Buyer and the Sellers to consummate the Sale Transaction are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer and the Sellers in whole or in part to the extent permitted by applicable Law):

(a)no Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the Sale Transaction or could cause the Sale Transaction to be rescinded following the Closing; and

(b)the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall not have been (i) stayed as of the Closing Date, stayed pending appeal, reversed or vacated or (ii) amended, supplemented or otherwise modified without Buyer’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

Frustration of Closing Conditions

.  No Party may rely on the failure of any condition set forth in Section 12.1, Section 12.2 or Section 12.3, as the case may be, if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE 13
TERMINATION

Termination

.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)by mutual written consent of Buyer and the Company;

(b)by Buyer or the Company, if the Closing has not occurred by 5:00 p.m., Central Standard Time, on the date (the “Outside Date”) that is twenty-nine (29) days after the later of (i) the date of entry of the Sale Order, and (ii) the date that Buyer becomes the Prevailing Purchaser; provided, however, that if the Closing has not occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or any Seller, then such breaching Party (or the Company if a Seller is the breaching Party), may not terminate this Agreement pursuant to this Section 13.1(b);

(c)by Buyer, if the Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, such breach would reasonably be expected to result in a failure of a condition set forth in Section 12.1 or Section 12.3 and such breach, if curable, has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by Buyer to the Company of such breach and (ii) the Outside Date; provided, that Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d)by the Company, if Buyer breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would reasonably be expected to result in a failure of a condition set forth in Section 12.2 or Section 12.3 and such breach, if curable, has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by the Company to Buyer of such breach and (ii) the Outside Date; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)by Buyer or the Company if there is in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Sale Transaction, it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and use their respective commercially reasonable efforts to pursue such appeal unless and until this Agreement is terminated pursuant to this Section 13.1; provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f)by Buyer or the Company, if the Auction has occurred and Buyer is not the Prevailing Purchaser;

(g)by Buyer, if any creditor of any Seller obtains an unstayed Order of the Bankruptcy Court granting relief from the automatic stay to foreclose on any portion of the Assets;

(h)by Buyer or the Company, if the Bankruptcy Court enters an Order (i) dismissing the Chapter 11 Cases or (ii) converting the Chapter 11 Cases into cases under Chapter 7 of the Bankruptcy Code;

(i)by Buyer, if the Bid Procedures or the Bid Procedures Order shall cease to be in full force and effect or shall have been stayed, reversed, vacated or amended, supplemented or otherwise modified without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed);

(j)by Buyer, if the Bankruptcy Court has not entered the Sale Order approving the Sale Transaction by March 19, 2020, or if such Sale Order has been entered by such date but is stayed or stayed pending appeal or has been reversed or vacated, or if such Sale Order has been entered by such date but has been materially amended or supplemented without the prior written consent of Buyer, or if such Sale Order has been entered by such date but any Seller takes any action seeking to void or modify such Sale Order; or

(k)by Buyer, if the Bankruptcy Court enters any Order materially inconsistent with the Bid Procedures Order, the Sale Order or the Sale Transaction.

Procedure Upon Termination

.  In the event of termination pursuant to Section 13.1, the terminating Party will give written notice thereof to the other Party or Parties, and this Agreement will terminate as described in Section 13.3, and the purchase of the Assets hereunder will be abandoned, without further action by Buyer or any Seller.

Effect of Termination

.

(a)Except as otherwise provided in this Section 13.3, in the event that this Agreement is terminated as provided in this ARTICLE 13, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability on Buyer, any Seller or any of their respective representatives; provided, however, that the provisions of Section 3.1(b), this Section 13.3 and ARTICLE 14 (other than Section 14.8) and, to the extent necessary to effectuate the foregoing enumerated provisions, ARTICLE 1, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 13.3 will be deemed to release any Party from Liability for any Willful Breach of this Agreement prior to termination or for Fraud; provided, further, that nothing in this Section 13.3 will be deemed to interfere with the Company’s rights to retain the Escrowed Funds under Section 3.1(b).

(b)In consideration of Buyer and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Assets, and to compensate Buyer as a stalking-horse bidder, and regardless of whether or not Buyer makes any matching or competing bids at the Auction, the Sellers shall pay to Buyer the Break-Up Fee, (i) in the event that this Agreement is terminated pursuant to Section 13.1(c) or Section 13.1(f) and any Seller closes an Alternative Transaction; and (ii) in the event that this Agreement is otherwise terminated pursuant to Sections 13.1(b) or (g) through (k), and in each case, within twelve (12) months following the termination of this Agreement any Seller closes an Alternative Transaction. Such Break-Up Fee shall be due and payable within three (3) Business Days after the closing of an Alternative Transaction as set forth in clause (i) and clause (ii) of the immediately preceding sentence.  The Break-Up Fee shall, subject to Bankruptcy Court approval, be treated as an administrative expense in the Chapter 11 Case under Section 503(b)(1)(A) and Section 507(a)(2) of the Bankruptcy Code.  The Sellers acknowledge and agree that:  (A) the approval of the Break-Up Fee is an integral part of the transactions contemplated by this Agreement; (B) in the absence of the Sellers’ obligation to pay the Break-Up Fee, Buyer would not have entered into this Agreement; (C) the entry of Buyer into this Agreement is necessary for preservation of the estates of the Sellers and is beneficial to the Sellers because, in the Sellers’ business judgment, it will enhance the Sellers’ ability to maximize the value of their assets for the benefit of their creditors and other stakeholders; and (D) the Break-Up Fee is reasonable in relation to Buyer’s costs and efforts and to the magnitude of the transactions contemplated hereby and Buyer’s lost opportunities resulting from the time spent pursuing the transactions contemplated hereby.  For the avoidance of doubt, the Break-Up Fee, if payable pursuant to this Section 13.3(b), shall be in addition to the return of the Performance Deposit and payment of the Expense Reimbursement Amount, in each case, to the extent payable to Buyer pursuant to Section 13.3(d) and Section 13.3(c), respectively.

(c)In consideration of Buyer and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Assets, upon any termination of this Agreement, other than any termination pursuant to Section 13.1(a) or by Sellers pursuant to Section 13.1(d) (unless at the time of any such termination Buyer would have been entitled to terminate this Agreement pursuant to Section 13.1(b) or Section 13.1(f) through (k)) Sellers shall pay to Buyer the Expense Reimbursement Amount within five (5) Business Day after the termination of this Agreement.  Sellers acknowledge and agree that (i) the payment of the Expense Reimbursement Amount is an integral part of the transactions contemplated by this Agreement, (ii) in the absence of the Sellers’ obligation to make this payment, Buyer would not have entered into this Agreement, (iii) the damages resulting from termination of this Agreement under circumstances where Buyer is entitled to the Expense Reimbursement Amount are uncertain and incapable of accurate calculation and that the delivery of the Expense Reimbursement Amount to Buyer is not a penalty, but rather shall constitute a reasonable amount that will compensate Buyer in the circumstances where Buyer is entitled to the reimbursable expenses for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummating of the transactions contemplated thereby, and that, without these agreements, Buyer would not have entered into this Agreement, (iv) time is of the essence with respect to the payment of the Expense Reimbursement Amount and (v) the Expense Reimbursement Amount shall, subject to Bankruptcy Court approval, constitute an administrative expense of the Sellers’ estates under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code.  For the avoidance of doubt, the Expense Reimbursement Amount, if payable pursuant to this Section 13.3(c), shall be in addition to the Performance Deposit and the Break-Up Fee, in each case, to the extent payable to Buyer pursuant to Section 13.3(e) and Section 13.3(b), respectively.

(d)If the Sellers fail to take any action necessary to cause the delivery of the Break-Up Fee and/or the Expense Reimbursement Amount or the return of the Performance

Deposit under circumstances where Buyer is entitled to the Break-Up Fee, the Expense Reimbursement Amount and/or the Performance Deposit and, in order to obtain such Break-Up Fee, Expense Reimbursement Amount and/or Performance Deposit, Buyer commences a suit which results in a final non-appealable judgment in favor of Buyer, the Sellers shall pay to Buyer, in addition to the Break-Up Fee, Expense Reimbursement Amount and/or Performance Deposit, an amount in cash equal to the reasonable, documented, out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with such suit.

(e)Notwithstanding anything to the contrary in this Agreement, but without limiting the Parties’ rights set forth in Section 14.8 prior to termination of this Agreement, (a) if this Agreement is terminated (i) by Buyer pursuant to Section 13.1(b), Section 13.1(c), or Sections 13.1(f) through (k); (ii) by the Company pursuant to Section 13.1(b) (if at such time Buyer would also be entitled to terminate the Agreement pursuant to such provision) or (iii) by either the Company or Buyer pursuant to Section 13.1(e), then the Parties shall cause the Escrow Agent to refund to Buyer an amount equal to the Performance Deposit within five (5) Business Days of such termination, and the Parties acknowledge and agree that in such circumstance, (A) the amount of the Performance Deposit, together with payment of the Break-Up Fee and the Expense Reimbursement Amount (to the extent payable to Buyer pursuant to Section 13.3(b) and Section 13.3(c), respectively), represents the Parties’ reasonable estimate of Buyer’s actual damages and the extent of actual damages is difficult and impracticable to ascertain, (B) the return of the Performance Deposit as liquidated damages is reasonable and does not constitute a penalty, and (C) the return of the Performance Deposit, together with payment of the Break-Up Fee and the Expense Reimbursement Amount (to the extent payable to Buyer pursuant to Section 13.3(b) and Section 13.3(c), respectively) shall be the sole and exclusive remedy of Buyer in lieu of any other damages or remedies available at Law or in equity, including any right of specific performance or other equitable relief pursuant to Section 14.8, and (b) if this Agreement is terminated by the Company pursuant to Section 13.1(b) (if at such time Buyer is not entitled to terminate this Agreement pursuant to such provision or pursuant to Section 13.1(c) or Sections 13.1(f) through (k)) or Section 13.1(d), then the Parties shall cause the Escrow Agent to pay to the Company an amount equal to the Performance Deposit within five (5) Business Days of such termination, and the Parties acknowledge and agree that in such circumstance, (i) the amount of the Performance Deposit represents the Parties’ reasonable estimate of the Company’s actual damages and the extent of the actual damages is difficult and impracticable to ascertain, (ii) the retention of the Performance Deposit as liquidated damages is reasonable and does not constitute a penalty, and (iii) the retention of the Performance Deposit shall be the sole and exclusive remedy of the Company in lieu of any other damages or remedies available at Law or in equity, including any right of specific performance or other equitable relief pursuant to Section 14.8.

ARTICLE 14
MISCELLANEOUS

Survival

. All covenants and agreements contained in this Agreement which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms.  All representations and warranties of Buyer contained in this Agreement (other than Section 5.7) or any certificated deliveries hereunder shall survive the Closing through and including the date that is twelve (12) months after the Closing Date.  Subject to the following sentence, all other covenants and agreements contained in this Agreement, and all representations and warranties of the Sellers contained in this Agreement or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach thereof.  Notwithstanding anything to the contrary, the indemnity obligations set forth in Section 4.16, Section 5.7 and Section 7.1(e) and the representations and warranties set forth in Section 4.16 and Section 5.7 shall survive indefinitely.  Notwithstanding the foregoing, nothing in this Section 14.1 shall prohibit the Sellers from ceasing operations or winding up their affairs following the Closing.

Public Announcements

.  Prior to Closing, unless otherwise required by applicable Law, Bankruptcy Court requirement or obligations of Buyer or the Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, provided, however, in each case, the applicable Party shall (unless prohibited by Law and except in the case of requests that are not specific to this Agreement or the Sale Transaction) as promptly as practicable deliver to the other Party prompt (but in no event later than two (2) Business Days before such disclosure) notice before issuing any press release or public announcement concerning this Agreement or the Sale Transaction, Buyer and the Sellers shall consult with each other before issuing any press release or public announcement concerning this Agreement or the Sale Transaction, and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).  From and after the Closing, Buyer and the Sellers may make public statements with respect to this Agreement or the Sale Transaction so long as such announcements do not disclose the specific terms or conditions of this Agreement, except (a) where such terms and conditions have already been disclosed,  (b) as required by Law, or applicable rules or regulations of any Governmental Authority or Bankruptcy Court requirement, (c) where disclosure is permitted or required under this Agreement; provided, that the issuing Party shall use its commercially reasonable efforts to consult with the other Party with respect to the text thereof to the extent practicable.  The foregoing limitations shall not prevent Buyer from recording the Assignment Documents delivered at Closing or from making disclosures to the extent reasonably required in connection with complying with Preferential Rights and seeking to obtain Consents from and after the Closing.

Confidentiality

.  Buyer acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 7.1, and is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Buyer acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by the Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.

Expenses

.  Except as otherwise expressly provided in this Agreement, whether or not the Sale Transaction is consummated, each of the Sellers and Buyer will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Sale Transaction and all proceedings incident thereto.

Notices

.  All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand, (b) when sent by email (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Sellers or the Company:

Approach Resources Inc.

One Ridgmar Centre

6500 West Freeway, Suite 900

Fort Worth, Texas 76116

Attention:  Josh Dazey

Email:  jdazey@approachresources.com

With a copy (which will not constitute notice) to:

Thompson & Knight, LLP

1722 Routh Street, Suite 1500

Dallas, TX  75201

Attention:  Jessica W. Hammons

      Demetra Liggins

Email:  Jessica.Hammons@tklaw.com

Demetra.Liggins@tklaw.com

If to Buyer or Parent:

Alpine Energy Capital

3322 West End Avenue Suite 450

Nashville, TN 37203

Attention:  Chrystie Holmstrom

Email:  cholmstrom@ae-cap.com

With a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana, Suite 6800

Houston, TX 77002

Attention:  Eric C. Otness

Lisa Laukitis

Email:  eric.otness@skadden.com

lisa.laukitis@skadden.com

Assignment

.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement; provided, that the Financing Sources shall be third party beneficiaries of Section 14.18.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 14.6, one or more Affiliates to (a) purchase the Assets and/or (b) assume the Assumed Obligations, on and after the Closing Date (any such Affiliate of Buyer that shall be properly designated by Buyer in accordance with this clause, a “Designated Buyer”); it being understood and agreed, however, that any such right of Buyer to designate a Designated Buyer is conditioned upon (i) such Designated Buyer executing and delivering to the Sellers a counterpart to this Agreement, (ii) such Designated Buyer being able to perform the applicable covenants under this Agreement (and make the same representations and warranties as Buyer has made in ARTICLE 5, to the extent relating to the relevant portion of the Assets being acquired by such Designated Buyer), and demonstrate satisfaction of the applicable requirements of Section 365 of the Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance, with respect to the applicable Assigned Contracts and the assumed Leases, (iii) any such designation not creating any Liability (including any Liability relating to Taxes) for the Sellers or their Affiliates that would not have existed had Buyer purchased the Assets and/or assumed the Assumed Obligations, and which Liability is (A) not fully reimbursed by or on behalf of Buyer prior to or at the Closing or (B) a Liability for which Buyer or the applicable Designated Buyer agrees, at its election, to provide an indemnity reasonably acceptable to the Sellers, and (iv) such designation not reasonably being expected to materially delay, prevent or hinder the consummation of the Sale Transaction.  No such designation or assignment shall relieve Buyer of any of its obligations hereunder.  Any breach hereof by a Designated Buyer shall be deemed a breach by Buyer.  The above designation shall be made by Buyer by way of a written notice to be delivered to the Sellers as soon as reasonably practicable after the date hereof and in no event later than the fifth (5th) day prior to the Closing Date, which written notice shall contain appropriate information about the Designated Buyer(s) and shall indicate which Assets and Assumed Obligations that Buyer intends such Designated Buyer(s) to purchase and/or assume, as applicable, hereunder.  Upon any such permitted assignment, the references in this Agreement to the Sellers or Buyer will also apply to any such assignee unless the context otherwise requires.  Notwithstanding the foregoing, the Sellers may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court.

Entire Agreement; Amendment and Waivers

.  This Agreement, together with the Confidentiality Agreement, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Injunctive Relief

.

(a)The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to enforce specifically the terms and provisions of this Agreement, including specific performance of such covenants, promises or agreements or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 14.8 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Buyer or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Buyer or the Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 14.8.

Non-Recourse

. Except as otherwise explicitly provided in this Agreement, none of the Parties, their Affiliates, or, in each case, any of their respective past, present or future directors, officers, employees, incorporators, members, partners, equityholders, managers, agents, attorneys, or other representatives will have any Liability for any Liabilities of the Sellers or Buyer, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.  Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein.  Other than the Parties, no other party will have any Liability for any of the representations, warranties, covenants, agreements or Liabilities of any Party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Action based on, in respect of, or by reason of, the Sale Transaction (including the breach, termination or failure to consummate such transaction), in each case whether based on contract, tort, Fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

Severability

.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Sale Transaction is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Sale Transaction is consummated as originally contemplated to the greatest extent possible.

Counterparts

.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Governing Law

.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND, WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.  THE ASSIGNMENT DOCUMENTS, AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED UNDER THIS AGREEMENT, WILL BE GOVERNED BY AND MUST BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE WHERE THE PROPERTY TO WHICH THEY PERTAIN IS LOCATED, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.

Waiver of Right to Trial by Jury

.  Each Party waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

Time of Essence

.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party or Parties to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.

Waiver of Damages

.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER BUYER NOR THE SELLERS SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES, RESPECTIVELY, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, SPECIAL, SPECULATIVE OR EXEMPLARY DAMAGES ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT (INCLUDING LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, HOWEVER THE SAME MAY BE CAUSED).  THIS SECTION 14.15 SHALL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR ANY INJUNCTION IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

Payments

.  All payments under this Agreement will be by wire transfer of immediately available funds to an account designated by the Party receiving payment unless the Parties otherwise agree in writing.

Exclusive Remedy

.  THE PARTIES HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE 4 OR ARTICLE 5, AS APPLICABLE, (SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AS TO THE SURVIVAL THEREOF), THE PARTIES EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.  FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS, AND ALL PARTIES SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION.  EXCEPT IN THE CASE OF FRAUD, THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AS TO THE SURVIVAL THEREOF) SHALL BE THOSE REMEDIES AVAILABLE UNDER THIS AGREEMENT (AS SUCH REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT), AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE 3 HEREIN (SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AS TO THE SURVIVAL THEREOF), THE PARTIES HEREBY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).

Financing Sources

.  Notwithstanding anything to the contrary in this Agreement, the Financing Sources (in their capacity as such) shall not have any liability to the Sellers or any of their respective equity holders, representatives or Affiliates relating to or arising out of this Agreement or the financing of the transactions contemplated hereby, whether at law or equity, in contract or tort or otherwise, and the Sellers and their respective equity holders, representatives and Affiliates shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequent, special, exemplary or punitive damages, against any Financing Source (in its capacity as such) under this Agreement or in connection with the financing of the transactions contemplated hereby, whether at law or equity, in contract tort or otherwise.

Parent Guarantee

.  Parent hereby unconditionally and irrevocably guarantees, by way of an independent obligation to the Sellers, (a) the due and punctual performance, when and as due, by Buyer of all undertakings, obligations, required acts and performances of Buyer to the Sellers under or arising out of this Agreement and the other Transaction Documents, and (b) the due and punctual payment of all amounts due and payable by Buyer to the Sellers under or arising out of this Agreement and the other Transaction Documents, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement and the other Transaction Documents (the “Guaranteed Obligations”). The guarantee contained in this Section 14.19 is a guarantee of Parent as principal obligor of and not as surety to the punctual performance and payment of all Guaranteed Obligations, this being a guarantee of payment and not a guarantee of collection. The guarantee contained in this Section 14.19 is not contingent upon the pursuit by any Seller of any rights or remedies against Buyer, such pursuit being hereby waived by Parent. The obligations, covenants, agreements and duties of Parent hereunder shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of Buyer, or the merger or consolidation of Buyer with any other Person. The guarantee contained in this Section 14.19 shall be binding upon all successors and assigns of Parent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the date hereof.

COMPANY:

APPROACH RESOURCES INC.

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

ADDITIONAL SELLERS:

APPROACH OIL & GAS INC.

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

APPROACH RESOURCES I, LP

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

APPROACH OPERATING, LLC

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

APPROACH SERVICES, LLC

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the date hereof.

BUYER:

ALPINE ENERGY ACQUISITIONS, LLC

By: /s/ Craig Perry

Name: Craig Perry

Title: President and Chief Executive Officer

PARENT:

ALPINE ENERGY CAPITAL, LLC

By: /s/ Craig Perry

Name: Craig Perry

Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]